EXHIBIT (c)(xix)

Queensland Treasury Corporation’s Annual Report for the year ended June 30, 2009.

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2008–2009

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QTC overview

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility to:

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	provide financial and risk management advice and services to the Queensland Government and its Queensland public sector customers, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, it may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.

With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with low cost access to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs, and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, and strong commitment and valuable contributions.

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Contents

Five-year Business Summary	2
Chairman’s and Chief Executive’s Report	4
Customer Report	7
LG Infrastructure Services Report	10
Investor Report	12
Corporate Report	16
QTC Board	18
Corporate Governance	20
Economic and Fiscal Report	22

ANNUAL REPORT 2008-2009 1	NEXT ▶

Five-year Business Summary

	FINANCIAL YEAR 2004–05	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09

Financial

CAPITAL MARKETS OPERATIONS
Operating Statement ($000)
Interest from onlendings	1 442 995	572 306	768 624	1 489 666	3 614 201
Management fees	22 993	22 698	24 820	31 504	41 380
Interest on borrowings	1 849 012	857 281	1 144 884	2 077 211	4 431 033
Interest on deposits	262 307	302 987	316 880	471 014	394 238
Profit/(loss) before income tax	57 735	62 310	59 589	(65 024)	53 430
Income tax expense	11 647	12 741	13 740	15 681	10 227

Profit/(loss) for the year	46 088	49 569	45 849	(80 705)	43 203

BALANCE SHEET ($000)
Total assets	30 345 228	33 492 178	40 612 318	49 915 436	71 517 525
Total liabilities	30 067 297	33 164 678	40 238 969	49 622 792	71 181 678

Net assets	277 931	327 500	373 349	292 644	335 847

Customer

SAVINGS FOR CUSTOMERS ($M)
Savings due to portfolio management	(9.1)	46.5	(13.1)	18.7	6.2
Savings due to borrowing margin	55.8	74.4	82.1	145.2	256.7
Total savings for customers	46.7	120.9	69.0	163.9	262.9
Cumulative savings for customers (since inception)	1 345.5	1 466.4	1 535.4	1 699.3	1 962.2

LOANS TO CUSTOMERS
Loans ($000)	18 905 621	19 831 582	24 268 854	32 911 506	44 407 516
Number of onlending customers	292	321	313	280	243
Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.16	0.19	0.21	0.20	0.21
3 Year Debt Pool	(0.02)	0.27	0.00	0.08	0.07
6 Year Debt Pool	(0.07)	0.23	(0.06)	0.05	0.04
9 Year Debt Pool	(0.14)	0.20	(0.18)	(0.05)	0.01
12 Year Debt Pool	(0.13)	0.24	(0.22)	(0.04)	0.07
15 Year Debt Pool	(0.15)	0.23	(0.12)	0.01	0.16

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	FINANCIAL YEAR 2004–05	FINANCIAL YEAR 2005–06	FINANCIAL YEAR 2006–07	FINANCIAL YEAR 2007–08	FINANCIAL YEAR 2008–09

MANAGED FUNDS
Deposits ($000)	5 220 644	5 329 329	7 698 426	8 251 872	7 793 010
Number of depositors	270	253	254	214	214
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.17	0.16	0.17	0.22	0.04

Financial markets
Debt outstanding* ($000)	24 582 052	27 519 577	32 074 526	40 728 150	62 624 234
QTC bond rates (% at 30 June)
September 2007	5.31	6.00	6.37	—	—
July 2009	5.31	5.99	6.68	7.40	3.13
May 2010	5.34	6.00	6.72	7.39	3.38
June 2011	5.35	6.01	6.74	7.31	4.32
April 2012	—	—	—	7.26	4.95
August 2013	5.36	6.00	6.69	7.17	5.54
October 2015	5.37	6.02	6.66	7.04	5.86
September 2017	—	—	6.64	7.00	6.11
June 2019	—	—	—	—	6.29
June 2021	5.40	6.02	6.58	6.94	6.34
March 2033	—	—	—	—	6.37
QTC Capital-Indexed Bond rates (% at 30 June)
August 2030	—	2.51	2.79	2.32	3.67
Average basis point margin of 1st tier semi-government bonds to +
Commonwealth bonds #	22	22	32	56	50
Swap #	(24)	(23)	(21)	(52)	19
AAA credit (non-govt) #	(29)	(31)	(30)	(144)	(218)
QTC global and domestic bonds on issue at face value ($000)	22 186 715	26 903 063	33 000 416	41 833 356	56 394 453

Corporate
Number of employees	122	132	148	160	180
Administration expenses ($000)	30 021	30 249	32 958	33 398	51 088

*	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.
#	Data sourced from CBA Spectrum (Australian dollar denominated).
+	1st tier semi-government bonds includes QTC, NSWTC and TCV (Composite Fair Value Curve), average is across 1–10 years.

ANNUAL REPORT 2008-2009 3	NEXT ▶

Chairman’s and Chief Executive’s Report

QTC ACHIEVED QUANTIFIABLE SAVINGS FOR CUSTOMERS AND THE STATE OF $263 MILLION, PRINCIPALLY RELATED TO OUR ABILITY TO ADD VALUE THROUGH THE MANAGEMENT OF BORROWING MARGINS.

The 2008–09 financial year brought unprecedented challenges and opportunities for QTC and our customers.

The increased capital needed to fund the State’s enhanced infrastructure program was a significant issue for QTC during the year. The escalating borrowing program figures (actual and estimated) for the four-year period from 2006–07 provide a stark illustration of this challenge: 2006–07 $5.58 billion; 2007–08 $7.59 billion; 2008–09 $16.33 billion; and, 2009–10 $22.54 billion.

A complex environment continued to influence our operations, and investor support was affected by several significant and unique events including the abolition of interest withholding tax on Australian semi-government securities, ongoing global credit and liquidity crises, the global recession, the governments’ response to those crises, and the first-ever credit rating downgrade of Queensland.

In this environment, QTC consistently demonstrated a high level of insight, adaptability and innovation. For the year ended 30 June 2009, we achieved a profit from our capital markets operations of $43.2 million (2007–08: $80.7 million loss). Separate from our capital markets operations, the Long Term Assets operations recorded an accounting loss of $4.64 billion, leading to an overall net accounting loss of $4.60 billion.

This was a direct result of the performance of the Long Term Assets’ segment, which comprises the investments that fund the State’s superannuation and other long-term obligations. These investments, which continue to be managed by Queensland Investment Corporation, were transferred to QTC by the State Government on 1 July 2008 to minimise the volatility in the General Government’s net operating position. It is important to note that the loss will have no direct impact on QTC’s capacity to undertake our core capital markets operations or meet our obligations to investors in QTC’s bonds and other debt. The Long Term Assets’ transactions also have no cash flow impact on QTC.

On a positive note, QTC achieved quantifiable savings for customers and the State of $263 million (2007–08: $164 million), principally related to our ability to add value through the management of borrowing margins.

Operating in a new environment

In late 2007 and early 2008, as we observed what appeared to be the effective end of traded fixed interest markets and saw the signs of an undefined but pending crisis, we adjusted our funding strategies to build up liquidity to secure funding for the State. In hindsight, this decision stood us in good stead, providing a buffer to handle the unanticipated shocks of the second half of the financial year.

The most significant of these shocks came in February 2009, when rating agency Standard & Poor’s downgraded QTC’s long-term credit-rating from AAA to AA+. In May, Moody’s also downgraded our long-term credit-rating from AAA to Aa1. These downgrades were a direct consequence of the impact of the deteriorating Australian and Queensland economies, particularly the severe decline in GST revenue and mining royalties on the State’s financial position. This created unprecedented issues for Queensland and our investors at a time when QTC was required to raise $17 billion for the year (approximately 50% of the total debt required by all of the Australian states and territories). The State Budget, handed down on 16 June, and the Commonwealth Government’s offer of a Guarantee on Australian dollar (AUD) denominated borrowings, provided both the floor and support we needed to achieve our significant funding task for the year.

In accepting the Commonwealth Government’s Guarantee, Queensland decided it would implement the guarantee on eligible bond lines with maturities beyond 12 months, while reserving the right to issue non-guaranteed debt.

In June 2009, taking advantage of the announcements of the State Budget, QTC’s borrowing program, and that QTC would be taking up the Commonwealth Government Guarantee on most of its existing term debt, QTC issued a new 2019 AUD denominated benchmark bond, to a total value (at launch) of $3.25 billion.

The transaction was conducted via a syndicate (book build) process to counter the lack of market liquidity. With renewed confidence evident from domestic and offshore investors in QTC long-term debt, the issue was reported to be the largest AUD domestic syndicated benchmark bond launch in Australian history and closed substantially oversubscribed.

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WITH RENEWED CONFIDENCE EVIDENT FROM DOMESTIC AND OFFSHORE INVESTORS IN QTC LONG-TERM DEBT, THE QTC 2019 ISSUE WAS REPORTED TO BE THE LARGEST AUD DOMESTIC SYNDICATED BENCHMARK BOND LAUNCH IN AUSTRALIAN HISTORY.

As at 30 June, and as a result of this historic launch and other activities, QTC had pre-funded $7 billion of its 2009–10 borrowing program of $22.5 billion.

Planning ahead, QTC is preparing strategies to minimise future investor disruption from events such as the eventual withdrawal of the Commonwealth Government Guarantee once markets have normalised. One such strategy involves the potential to issue QTC benchmark bond lines without the Commonwealth Government’s guarantee that, over time, will provide investors with a viable alternative of well established, liquid benchmark bonds that are guaranteed and backed by the State.

Funding and infrastructure development

Given the pressure on the State’s borrowing program in the current environment, there is an ongoing need to develop and assess alternative models for the procurement and financing of the State’s major infrastructure projects. General illiquidity in the private debt markets and the higher costs associated with private financing are compromising the value-for-money assessment that underpins the State’s commitment to public private partnerships.

As the provider of corporate treasury services to Queensland, QTC is tasked with a responsibility to manage the State’s financial risk, which includes providing advice on the value of alternative methods of procurement. Given this responsibility, we are concerned that recent public statements by various interests in the infrastructure industry are advocating governments assume greater risks in the delivery of public infrastructure, without recognising that this should come at a lower cost to government. This can be illustrated by the 8% real rate of return sought by superannuation funds for non-operational investments in public infrastructure, a figure that is in stark contrast to the 2.5% real rate of return for direct government borrowing.

The development of strategies to encourage funding by superannuation funds, notwithstanding the risk and cost trade-off involved and the time required to develop a workable solution, raises similar concerns. While current market conditions provide governments with an opportunity to revisit their infrastructure procurement models and approach, QTC believes that now, more than ever before, it is essential that government procurement strategies provide value-for-money in the best risk framework.

Furthermore, we are concerned that the debate over private sector funding is obscuring the need for a more considered assessment of who ultimately pays for theses services, and how those payments are made to deliver public infrastructure. Under current market conditions, the main constraint on the provision of infrastructure is the capacity to pay for the debt servicing, return on equity and operating costs, rather than the funding source.

Global financial markets environment

The first half of the financial year continued to be defined by issues caused by the development of the global financial crisis and its fallout. Funding and liquidity problems in the world’s major financial centres in early 2008–09 were exacerbated by concerns about corporate solvency, the collapse of Lehman Brothers investment bank, and the near-collapse of insurance corporation, American International Group. In addition, global financial markets continued to adjust to the increasingly gloomy global economic outlook amid concerns about the longer-term effects of ongoing government intervention in markets and the economy.

Since March 2009, some optimism has returned to the market and concerns regarding liquidity and counterparty risks in the banking sector have also abated, as evidenced by the narrowing of credit spreads for a wide range of borrowers.

Nevertheless, global financial conditions remain tight overall. While the worst of the financial crisis appears to be behind us, QTC is of the view that the pace of recovery is likely to be slow. The downward drag exerted by the financial shock, the sharp fall of global trade, the general increase in uncertainty and the collapse of confidence is gradually easing. However, many housing markets have yet to bottom-out, financial assets remain impaired, and bank balance sheets still need cleaning-up. Bank lending conditions are expected to remain tight and external financing conditions constrained for a considerable time.

ANNUAL REPORT 2008-2009 5	NEXT ▶

Chairman’s and Chief Executive’s Report (CONTINUED)

SINCE MARCH 2009, SOME OPTIMISM HAS RETURNED TO THE MARKET AND CONCERNS REGARDING LIQUIDITY AND COUNTERPARTY RISKS IN THE BANKING SECTOR HAVE ALSO ABATED, AS EVIDENCED BY THE NARROWING OF CREDIT SPREADS FOR A WIDE RANGE OF BORROWERS.

Australian economy

Against a rapidly deteriorating and highly uncertain global economic backdrop, Australia’s economic growth also slowed during the year in review. Despite this, the impacts of the credit and liquidity crises in Australia have been milder than in most other advanced countries, due largely to strong export volumes for rural and non-rural goods, a flexible exchange rate, a healthy banking sector, and timely and significant macro-economic policy responses by the Commonwealth Government and the Reserve Bank of Australia.

In the short-term, the domestic economic outlook remains weak. For the medium- to longer-term, the total amount of new funding flowing to the private non-financial corporate sector remains considerably below the peak levels reached in 2007–08. At the same time, credit spreads for a range of domestic private-sector borrowers have narrowed, in line with global trends over the past few months on diminishing concerns over liquidity and counterparty credit risks.

A key indicator of the likely path of economic recovery and its ultimate sustainability will be developments in new funding flowing to the private sector, together with the evolution of the underlying sources of that funding. However, the funding levels witnessed in 2006–07 are not expected to be reached for a considerable time. Looking forward, over the next 12 to 18 months, new funding to the private sector is expected to return to the 2003–04 levels prevailing in the market place prior to the boom in non-intermediated debt.

Supporting our customers

In this uncertain economic environment, we successfully managed the associated risks and exceeded customer expectations in terms of both our ability to raise appropriate funding to meet the State’s requirements and to manage it efficiently.

QTC worked closely with stakeholders and customers to meet and manage their expectations, and provided timely information to assist them in their decision-making during the period of uncertainty. We supported and advised customers to help them adjust to a new market environment that removed their access to funding-of-choice, limited their flexibility with respect to duration, and exposed them to new financial risks.

Looking ahead

Our increasingly complex operating environment continues to challenge the way we create value for customers and deliver our funding obligations.

While QTC has been successful in delivering on our mandate, external and internal forces are now driving the need for change. In the past 12 months we have sought and received a wealth of feedback from our customers and our capital markets counterparties, as well as our employees, recommending we take our customer-focused approach further and, in doing so, provide greater opportunities for customers and employees alike.

In response to this feedback, QTC’s Board has approved a new operating model and organisational structure for QTC, which will improve the way we work with our customers and other external stakeholders and the way we relate internally. The new customer-centric operating model will be implemented over the next 12 months.

External factors have also increased our need to develop closer collaboration and alignment between QTC and Queensland Treasury, in order to effectively address whole-of-State opportunities going forward. We look forward to the opportunities this will create for Queensland.

The complexities of QTC’s operating environment placed significant additional pressure on QTC’s people during the year, who once again demonstrated their commitment to the task and achieved extraordinary results for our customers and for the State.

Finally, we would like to thank QTC’s Board of Directors, who have continued to provide wise counsel and guided us through the most challenging period in our history.

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Customer Report

In a year characterised by market turbulence and uncertainty, QTC demonstrated its ability to navigate the complexities of the capital markets and respond to customer needs to achieve outstanding value for Queensland.

Achieving significant savings

Through our financial markets’ operations and working with our customers, we achieved quantifiable savings of $263 million for our customers and the State (2007-08: $164 million), principally related to our ability to add value through the management of borrowing margins.

We also achieved savings by implementing more flexible funding and debt management arrangements for our customers to ensure access to the most cost-effective funding during periods of severe market-driven liquidity constraints, and by identifying relative value benefits for a number of customers by placing longer-dated issuance and Capital Indexed Bonds in their debt portfolios.

Our teams worked with our customers to better manage their financial risks in light of the changed market conditions. For example, we:

•

recommended and implemented debt and liquidity solutions for the General Government Sector borrowing framework, including a review of the debt management strategy for all of Queensland Treasury’s debt facilities

•

provided liquidity management advice on short-term borrowings and surplus cash to the Port of Brisbane, Powerlink, SunWater, CS Energy, Stanwell and Tarong Energy, customers that have since adjusted their practices in line with our recommendations, and

•	developed and refined tailored funding solutions for the South East Queensland water entities.

Reviewing risk management strategies

During the year, the unprecedented changes within the global financial markets and challenges arising from the State’s rating downgrade somewhat compromised our ability to immunise customers from refinancing risk and interest rate variability. As a result, we have invested considerable resources in working closely with our stakeholders and customers to understand and address the impacts of this extraordinary operating environment.

We worked closely with customers to develop new funding and risk management strategies, deviating from traditional practices to further increase flexibility and secure borrowings to meet customers’ required timeframes.

To further mitigate possible counterparty risks, we reviewed and strengthened our credit procedures during the year, tightening the process for granting and reviewing credit limits, and increasing the frequency of counterparty reporting and monitoring.

We also implemented new procedures for the ongoing assessment and review of counterparty credit limits to address increased liquidity and cash flow requirements throughout the year.

To manage the State’s risk position, we undertook detailed analysis of the proposed terms and conditions for the QTC debt facility for the South East Queensland (SEQ) Schools Project (a Public Private Partnership with a Supported Debt component) and negotiated with the consortium chosen to deliver the project to finalise the details of the loan agreement.

QTC and Queensland Treasury also worked with the successful bidders for the Airport Link Project to implement an interest rate setting strategy, which reduced the State’s interest rate risks from the project.

THROUGH OUR FINANCIAL MARKETS’ OPERATIONS AND WORKING WITH OUR CUSTOMERS, WE ACHIEVED QUANTIFIABLE SAVINGS OF $263 MILLION FOR OUR CUSTOMERS AND THE STATE.

ANNUAL REPORT 2008-2009 7	NEXT ▶

Customer Report (CONTINUED)

OUR TEAMS WORKED WITH OUR CUSTOMERS TO BETTER MANAGE THEIR FINANCIAL RISKS IN LIGHT OF THE CHANGED MARKET CONDITIONS.

Focusing on what customers want

In 2008, through our customer loyalty implementation project, we took a proactive approach to look at how we can better meet the needs of our customers, gathering first-hand input from them for comprehensive assessment and analysis.

One of the core project outcomes was the decision to enhance QTC’s operating framework, with the aims of adding further value and being better able to respond to the significant opportunities that exist within our customer base. Changes to our operating model and organisational structure are planned for the coming year.

During the year our customers’ commitment to us grew, demonstrating our teams’ concentrated focus on supporting our customers during a period of significant change, including the impact of the global financial crisis.

Delivering results

MANAGING REGULATORY FUNDING RISK

We continued to advise Powerlink, Energex and Ergon on their options to manage their refinancing and repricing risks as they sought to immunise their interest rate risk by matching the cost of debt in their regulatory determinations.

We also completed submissions to both the Australian Energy Regulator and the Queensland Competition Authority, outlining issues around the cost of debt and alternative proposals.

MONITORING OF CREDIT RISK

During the year, QTC completed credit reviews for all borrowing GOCs and, on behalf of Queensland Treasury’s Office of Government-owned Corporations (OGOC), completed capital structure reviews for a number of GOCs to ensure that they were appropriately capitalised.

QTC’s Financial Sustainability Report for Local Governments was completed and released by the Minister for Local Government and Main Roads in early November 2008. This body of work has generated further requests, from customers and others, for QTC to conduct a range of financial sustainability reviews for local governments and secondary and tertiary education facilities.

In response to the Lord Mayor’s request for annual credit reviews, we also completed the first Credit Review Report for Brisbane City Council.

SHARED INFORMATION TO BUILD UNDERSTANDING

QTC coordinated and delivered a significant number of customer events, including tailored training and education courses and presentations. Events have included a series of economic roundtables, two carbon forums, a commodity hedging forum, and several economic presentations. Feedback has confirmed the high standard of the courses and the value they delivered.

During the year, we kept customers informed of the implications for their businesses of the financial markets’ deterioration and the resultant recession, attending meetings with senior management, providing tailored economic presentations, and delivering targeted quarterly and monthly reports.

TAILORED DELIVERY OF CUSTOMER SOLUTIONS

QTC continues to provide high-quality financial modelling solutions to assist customers to analyse a range of financial decisions. Some recent projects have included the high-level analysis of the funding options for new road infrastructure and water-related projects, a generic toll road funding model and user guide, an integrated partnership project model, as well as models to assist in the completion of the capital structure reviews undertaken across the whole GOC portfolio. QTC’s 10-year Financial Forecasting Model was also adopted by new customer groups.

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◀ BACK	8 QUEENSLAND TREASURY CORPORATION

DEVELOPED AND NEGOTIATED INFRASTRUCTURE PROCUREMENT

QTC was proactively involved in developing and negotiating the Supported Debt Model during the procurement phase of the SEQ Schools Project, a Public Private Partnership.

In our role as corporate treasury services provider, we also worked closely with Queensland Treasury to:

•	develop and evaluate alternate procurement and financing models (such as the government contribution model) for financing infrastructure, particularly given the changing market conditions

•	provide advice on project business cases and financial models during the evaluation stages of major projects (eg, the Gold Coast Rapid Transit projects)

•

assist in evaluating options for managing the State’s risks and opportunities associated with the expansion of coal supply chain infrastructure, including the proposal submitted by industry for the development and financing of the Wiggins Island Coal Export Terminal, and

•

provide commercial advice to Government around managing the State’s potential exposure to infrastructure projects that face financial difficulties, such as potential exposure to BrisConnections in the Airport Link Project.

In addition, we continued to fulfil an influential role as commercial and financial advisor to Queensland Health in planning and evaluating the Queensland Children’s Hospital Project.

SUPPORTED CARBON ADVISORY SERVICES

With the Board’s endorsement, and following a 12-month trial, we established a Carbon Advisory Team. The Team performed carbon footprint and energy efficiency reviews for a range of QTC customers and worked closely with the Department of Public Works, the Office of Climate Change and Ecofund to formulate materials to support the implementation of the Government’s carbon and energy efficiency policies.

Achieving better collaboration

•

At the request of the Department of Infrastructure and Planning and with the recommendation of the Local Government Association of Queensland, QTC began a review of local government amalgamation cost claims.

•

We worked closely with Queensland Treasury, the Queensland Water Commission (QWC) and the Council of Mayors South East Queensland to develop capital structure, credit metric and funding frameworks for the SEQ water entities.

•

We also continued our work with Queensland Treasury and QWC to provide a multi-faceted solution that will encourage the continuation of prudent strategies for the management of debt for the bulk water entities, and will not result in large changes to the weighted average cost of capital or the cost of water to ratepayers.

•

Our work continued with Toowoomba Regional Council and QWC around the Council’s capacity to fund the Wivenhoe to Cressbrook pipeline, and we assisted both parties to identify and understand the current and future costs associated with water provision.

•	QTC also implemented a leasing facility for Brisbane City Council’s bus fleet that satisfied their requirements and which, at a later date, will facilitate the transfer of ownership to Translink.

ANNUAL REPORT 2008-2009 9	NEXT ▶

LG Infrastructure Services

LGIS IS CONTINUING TO EXPAND THE RANGE OF SERVICES FOR LOCAL GOVERNMENTS, WITH PARTICULAR EMPHASIS ON DELIVERING INNOVATIVE INFRASTRUCTURE PROCUREMENT AND SERVICE DELIVERY OPTIONS.

2008-09 was a successful year for LGIS as it achieved its objectives, returned a dividend to its shareholders, and repaid another instalment against the Queensland Treasury grant provided to help fund its establishment in 2005.

LGIS also generated almost $4 million in project management and advisory fees, which created more than $40 million of value for LGIS customers.

In particular, the ClimateSmart Home Service project achieved considerable savings for Queensland by leveraging existing intellectual property and systems from the Home WaterWise Service, which enabled LGIS to achieve more than $8 million in savings, with potential for future savings of up to $15 million to be achieved from the carbon credits that accrue from ClimateSmart’s implementation.

During the year in review, 36 local governments in Queensland took advantage of LGIS services in the areas of water, waste, roads, commercial advisory, remote community support, and carbon advisory services. In addition, LGIS completed the Cloncurry WaterWise Service that retrofitted around 90% of the town’s properties with water saving devices to achieve annual water savings of 30 megalitres per annum.

Supporting local governments and regional communities

In partnership with the Central Queensland Local Government Association (CQLGA), and Central Highlands, Gladstone, Isaac and Rockhampton regional councils, LGIS completed the Central Queensland Regional Waste tender process, delivering a range of positive environmental outcomes and tangible benefits.

LGIS continued to coordinate the regional office for the South East Queensland Pressure and Leakage Management Project, which has been recognised nationally and internationally as one of the most successful water conservation initiatives of its type, saving the region around 50 megalitres per day (around 6% of the daily regional water demand).

In addition to these projects, LGIS supported local governments through activities such as:

•	providing advisory services to regional roads groups to improve the delivery of their works programs

•	preparing and managing tenders and planning reports for wastewater assets across a number of regional councils

•	undertaking a range of waste management reviews, including reviews of waste management strategies, waste management fees and charges, and regional landfill requirements

•	undertaking detailed financial assessments, options analyses and due diligence reviews for a number of multi-million dollar property developments, and

•

delivering carbon footprint analyses to local governments to provide them with the information they need to understand their total carbon liabilities under the proposed Carbon Pollution Reduction Scheme.

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◀ BACK	10 QUEENSLAND TREASURY CORPORATION

Delivering services to Queenslanders

The year in review saw the successful completion of the Home WaterWise Service—believed to be the largest program of its type ever undertaken in Australia—retrofitting and installing water efficiency devices in more than 228,000 homes during the two-and-a-half year project.

In January 2009, LGIS also began the delivery of the ClimateSmart Home Service on behalf of the Queensland State Government, providing energy efficiency services to a proposed 260,000 Queensland homes. The project, which aims to reduce annual carbon emissions by more than five million tonnes and assist Queensland households achieve positive long-term changes in their use of energy, achieved high levels of customer satisfaction in its first six months of operation.

With SunWater and engineering firm BECA, LGIS completed the Regional Fluoridation Audit on behalf of Queensland Health, conducting preliminary assessments of 110 water treatment plants across the State. The audit assisted Queensland Health, local governments and water service providers in their preparation for the fluoridation of Queensland water supplies, identifying scale and risk minimisation opportunities.

Looking forward

LGIS is continuing to expand the range of services for local governments, with particular emphasis on delivering innovative infrastructure procurement and service delivery options. Recent investigations have focused on the development of an innovative end-to-end water infrastructure and service solution for potential implementation in the year to come.

Accelerating infrastructure and services costs will continue to place pressure on local governments and, consequently, on rates and charges. In turn, this will continue to drive demand for regional infrastructure and service solutions. As local governments look for opportunities for regional collaboration in the delivery of core local government services, LGIS will aim to set the benchmark for innovative regional collaboration projects, and leverage its knowledge and experience to provide more efficient and structured solutions for local governments.

Established in 2005, Local Government Infrastructure Services Pty Ltd (LGIS) is a joint initiative of QTC and the Local Government Association of Queensland. LGIS provides Queensland’s local governments with a range of services to meet their infrastructure project needs.

LGIS BOARD:

David Jay OAM, Chairman

Roger Short

Brian Guthrie

Greg Hallam,

Executive Director LGAQ

Stephen Rochester,

Chief Executive QTC

LGIS CHIEF EXECUTIVE:

Mark Girard

ANNUAL REPORT 2008-2009 11	NEXT ▶

Investor Report

THE GOVERNMENT ANNOUNCED A SERIES OF REVENUE, EXPENDITURE AND ASSET SALE MEASURES DESIGNED TO RETURN QUEENSLAND TO ITS AAA CREDIT RATING STATUS.

In a year that was defined by the global financial crisis and its fallout, funding and liquidity problems in the world’s major financial centres continued to undermine the capital markets. As significant uncertainty prevailed and the markets sought to adjust to the longer-term effects of the crisis and the resultant government intervention in the economy, QTC adopted new strategies to complete its funding task and ensure long-term liquidity.

Compounding an already difficult situation, and as a direct result of the global financial crisis and resultant rapid deterioration in the Australian and Queensland economies, the Queensland Government’s Treasurer announced in February that State revenue was expected to be severely reduced over the four-year forecast period to 30 June 2012, by $12 billion ($8 billion more than forecast in the Government’s Mid-Year Fiscal and Economic Review in December 2008).

In response to this announcement, rating agency Standard & Poor’s immediately downgraded Queensland’s, and therefore QTC’s, long-term credit rating from AAA to AA+, with a Stable outlook. Queensland’s and QTC’s short-term ratings remained unchanged at A-1+. Subsequently, ratings agency Moody’s announced a similar downgrade.

Following the downgrade, Queensland’s access to funding was further negatively impacted, resulting in around 75% of funding at the time being restricted to short-term maturities. In an effort to enhance the states’ ability to raise term debt, the Commonwealth Government offered to guarantee semi-government Australian dollar (AUD) denominated debt, and Queensland confirmed its intention to take up the guarantee on eligible bond lines with maturities beyond 12 months, while reserving the right to also issue non-guaranteed debt.

The State maintained its commitment to meets its capital expenditure objectives, despite operating in a constrained environment that has been impacted by reduced Australian Government goods and services tax disbursements. Around 50% of the State’s revenue is received through grants from the Australian Government. This is a measure of the significance of the relationship between the Australian Government and Queensland and the other states. In this regard, the Australian Government has the taxation powers but relies on the states to manage programs including health, education and justice.

As a result, in June the State released its 2009-10 budget and projected a series of material budget deficits. At the same time, however, the Government also announced a series of revenue, expenditure and asset sale measures designed to return Queensland to its AAA credit rating status.

While the worst of the financial crisis appears to be behind us, QTC is of the view that the pace of recovery is likely to be slow. The downward drag exerted by the financial shock and the sharp fall of global trade appears to be diminishing, and a general level of confidence is gradually returning. Despite this, bank-lending conditions are expected to remain tight and external financing conditions constrained for a considerable time.

A successful borrowing program

Despite the challenging environment, QTC successfully completed its largest-ever annual borrowing program of $17.5 billion and borrowed an additional $5 billion as a result of increased investor demand.

Our ability to fund the State’s borrowing program directly reflects our employees’ experience in and commitment to maintaining a strong relationship with our investors directly and through our market intermediaries, our intimate knowledge of the markets in which we operate, and our market reputation as a professional and transparent global issuer.

Our long-established model of direct engagement with investors and market counterparties through initiatives such as the Annual Roadshow Program, the biennial Fixed Interest Distribution Group conference, and the CBA/QTC Global Central Banks Conference, underpinned this successful outcome.

Historic book-build bond launch

In mid June 2009, QTC launched a new 2019 AUD denominated benchmark bond. The launch followed the release of the State budget, the announcement of QTC’s 2009-10 borrowing program, and confirmation that Queensland would be taking up the Commonwealth Government guarantee on most existing (and selectively on future) AUD denominated term debt (see chart on page 14). Together, these announcements provided sufficient certainty for investors to take a positive view on investing in QTC long-term debt.

The launch, which raised $3.25 billion with substantial oversubscriptions, was conducted via a very successful book-build process and was reported as the largest AUD domestic syndicated benchmark bond launch in Australian history. Received positively by the market, the bonds attracted strong domestic and international support.

Based on the launch and other activities, at 30 June 2009 QTC had already pre-funded $7 billion of the required funding for the 2009-10 financial year.

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Investor highlights

•	QTC’s debt on issue reached more than $63 billion at 30 June 2009, featuring large liquid benchmark bond lines.

•	Debt instruments issued by QTC generally continued to experience strong demand, despite the credit and liquidity crises.

•	Outstandings in longer-dated maturities, such as those maturing in 2021 and 2033, were increased.

•	The launch of QTC’s 2019 Benchmark Bond was reported to be the largest syndicated domestic bond issue in Australian history at $3.25 billion.

•	A considerable volume (AUD7.5 billion) of QTC global bonds were switched into domestic bonds as a result of the changes to Australian interest withholding tax (IWT) legislation.

•	QTC executives visited investors in Asia, Europe, the United States of America, the Middle East and New Zealand, accompanied by the State’s Treasurer and Under Treasurer on certain visits.

QTC’s Credit Rating

LOCAL CURRENCY	LONG-TERM	SHORT-TERM	OUTLOOK
Moody’s	AA1	P1	STABLE

Standard & Poor’s	AA+	A-1+	STABLE

FOREIGN CURRENCY	LONG-TERM	SHORT-TERM	OUTLOOK
Moody’s	AA1	P1	STABLE

Standard & Poor’s	AA+	A-1+	STABLE

Review of 2008-09 funding activity

A proactive approach was taken to developing and implementing strategies to successfully meet the State’s significant funding requirements and to manage QTC’s liquidity risk in the highly uncertain operating environment. These strategies included:

•	securing the Commonwealth Government’s commitment to guarantee, if requested, all of QTC’s existing AUD denominated benchmark bond lines with a maturity date of between 12 months and 15 years

•	expanding the range of available funding sources, to include:

•	the issuance of commercial paper in a broader range of currencies

•	new issues under QTC’s Euro Medium-Term Note program, with QTC being the only Australian government issuer of New Zealand dollar denominated Kauri bonds, and

•	long-dated (up to 30 years) bond issues, in a variety of currencies including Japanese Yen.

•	increasing the amount of short-term debt (commercial paper) on issue at a competitive cost of funds, from $600 million at 30 June 2008 to approximately $4.7 billion at 30 June 2009

•	pre-funding the maturity of the QTC 14 July 2009 AUD benchmark bond ($5.7 billion outstanding as at 30 June 2008)

•

successfully increasing liquid asset reserves to a 12-month funding horizon (from the traditional six-month horizon) to reduce funding and refinancing risk, despite exceptionally poor market liquidity, investor risk aversion, volatility and uncertainty stemming from the global economic and financial crises, and

•	establishing a securities’ repurchase facility with the Reserve Bank of Australia to provide QTC and the State with an additional liquidity source, should it be required.

Solid domestic and foreign investor demand for QTC’s AUD benchmark bonds remained evident during the year as investors sought high-credit, quality assets in an uncertain global market environment. Demand for QTC’s commercial paper also remained strong.

Issuance activity for the 2008-09 year included:

•	raising more than AUD 1 billion under the medium-term note (MTN) programs, issuing in NZD, JPY and USD

•	further issuance in the 2.75%, 20 August 2030 AUD capital indexed bond taking total issuance in that line to $663 million

•	further issuance in the March 2033 AUD preferred bond line, taking outstandings to $607 million

•	increasing commercial paper (CP) outstandings by approximately AUD 4 billion

•	switching of approximately $7.5 billion of AUD global bonds into AUD domestic benchmark bonds, and

•	raising $3.25 billion from the launch of the 2019 benchmark bond.

The change in outstandings for QTC’s funding facilities over the 2008-09 financial year are detailed below.

QTC OUTSTANDING DEBT (FACE VALUE)

FUNDING FACILITY	30 JUNE 08	30 JUNE 09	NET CHANGE
Domestic Benchmark Bonds	26 275	48 585	22 310
Global Benchmark Bonds	14 380	7 076	-7 304
Capital Indexed Bonds**	583	734	151
Other Domestic Bonds	595	603	8
Euro MTN	418	1 012	594
US MTN	0	453	453
CP	1 452	4 714	3 262
TOTAL	43 703	63 177	19 474

**	includes capital indexation

DESPITE THE CHALLENGING ENVIRONMENT, QTC SUCCESSFULLY COMPLETED ITS LARGEST-EVER ANNUAL BORROWING PROGRAM OF $17.5 BILLION, AND BORROWED AN ADDITIONAL $5 BILLION, AS A RESULT OF INCREASED INVESTOR DEMAND.

ANNUAL REPORT 2008-2009 13	NEXT ▶

Investor Report (CONTINUED)

Funding facilities at 30 June 2009

QTC maintains a diverse range of funding facilities.

DOMESTIC AND GLOBAL AUD DENOMINATED BONDS

QTC currently offers investors domestic and global benchmark bonds maturing in 2009, 2010, 2011, 2012 (domestic only), 2013, 2015, 2017, 2019 and 2021, and a preferred domestic bond line maturing in 2033.

In addition, QTC also has an inflation-linked capital indexed bond maturing in 2030 issued under the AUD domestic bond facility.

The QTC benchmark bonds are our core source of funds, comprising in excess of 90% of total borrowings as at 30 June 2009.

AUD BOND FACILITIES DETAILS AS AT 30 JUNE 2009

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE AUD M	PLACEMENT

Domestic AUD Bond	Unlimited	Queensland	9 Benchmark lines: 2009–2021	AUD	47 978	By tap or tender through Distribution Group

			Preferred line 2033	AUD	607	Reverse enquiry through Distribution Group

			Capital Indexed Bond 2030	AUD	734	By tap or tender through Distribution Group

Global AUD Bond	AUD20 000	New York and Queensland	6 Benchmark lines: 2009–2017 (transferable to domestic bonds)	AUD	7 076	Continuously offered through Distribution Group

TREASURY NOTES, COMMERCIAL PAPER AND MEDIUM-TERM NOTES FACILITIES

The QTC treasury note (T-Note) facility is a domestic electronic issuance facility and is our chief source of short-term domestic AUD funds. QTC’s main offshore programs are the multicurrency commercial paper (CP) and medium-term note (MTN) facilities in both the Euro and US markets.

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE AUD M	PLACEMENT

Domestic T-Note	Unlimited	Queensland	7–365 days	AUD	2 249	By tap through Dealer Panel

Euro CP	USD10 000	English and Queensland	7–365 days	Multicurrency	1 313	Continuously offered through Dealer Panel

US CP	USD5 000	New York and Queensland	1–270 days	Multicurrency	1 152	Continuously offered through Dealer Panel

Multicurrency Euro MTN	USD10 000	English and Queensland	Subject to market regulations	Multicurrency	1 012	Reverse enquiry through Dealer Panel

Multicurrency US MTN	USD10 000	New York and Queensland	9 months–30 years	Multicurrency	453	Reverse enquiry through Dealer Panel

The funding facilities above are supplemented with public issues and private placements.

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All funding facilities

Borrowing Program

QTC announces its estimated annual borrowing requirement following the release of the Queensland Government Budget in May each year. A half-year review and update of the borrowing requirement is provided in January of each year.

QTC’S INDICATIVE BORROWING PROGRAM FOR 2009–10 FINANCIAL YEAR

BORROWING DETAILS	2009–10 AUD(M)	2008–09 (REVISED*) AUD(M)

REFINANCING OF MATURING DEBT:

AUD benchmark bonds	13 477	0

AUD non-benchmark bonds	56	69

Medium-term notes (MTNs)	487	0

Commercial paper[1]	4 656	1 457

TOTAL MATURING DEBT	18 676	1 526

ADJUSTMENTS:

Prefunding of benchmark bond maturities	(7 060)	5 741

Principal repayments from QTC customers	(600)	(600)

TOTAL REFINANCING	11 016	6 667

NEW BORROWING:

Capital works and asset procurement	14 924	14 509

Funding in advance of customer borrowings	(3 400)	(3 700)

TOTAL NEW BORROWING	11 524	10 809

TOTAL BORROWING PROGRAM[2]	22 540	17 476

1.	Estimated commercial paper outstanding as at 30 June.
2.	Funding activity may vary depending upon actual customer requirements, the State’s fiscal position and financial market conditions.
*	Based on the State Budget 2008–09 Economic and Fiscal Update released on 20 February 2009.

QTC estimates that the funding requirement for the financial year 2009–10 will be $22.5 billion. This comprises $11 billion to refinance maturing debt and $11.5 billion of new borrowings to fund Queensland’s capital works and asset procurement requirements.

It is expected that approximately 55% ($12.4 billion) of QTC’s 2009–10 borrowing program will be funded through the issuance of AUD denominated benchmark bonds, with the balance funded through commercial paper (CP) and medium-term note (MTN) issuance.

The 2009–10 borrowing estimate is expected to be funded as follows:

FUNDING SOURCE	EXPECTED RAISINGS 2009–10
	RANGE %	LOW AUD(M)	HIGH AUD(M)
TERM RAISINGS:
AUD bonds[1]	50–60	11 270	13 520
MTNs & other currency loans	10–20	2 250	4 510
COMMERCIAL PAPER RAISINGS:
T-Notes, ECP, USCP	25–35	5 630	7 890

1.	Includes AUD domestic and global benchmark bonds, capital indexed bonds and other term issuance.

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Corporate Report

OPERATIONAL RISKS ASSOCIATED WITH THE PROCESSING AND ADMINISTRATION OF FINANCIAL MARKETS AND CUSTOMER TRANSACTIONS (LOANS, INVESTMENTS AND LEASES) WERE MANAGED PRUDENTLY DURING THE YEAR.

QTC is committed to its over-arching, value-delivering strategy of customer loyalty. We recognise that we achieve our corporate goals through the efforts of our people and teamwork in a continual search for opportunities to improve our customers’ and stakeholders’ outcomes.

With the fallout of the ongoing global credit and liquidity crises, the year under review presented unprecedented challenges and opportunities for us to work with our customers. In recognition of this complex operating environment, and with the endorsement of our Board, our management and teams re-affirmed our long-standing commitment to an organisation-wide focus on delivering customer value. To do so, we initiated a review of our strategic and corporate plans, with considerable input from our customers and stakeholders, and identified a number of strategic opportunities to enhance our organisational capacity and capability to add customer value.

Work has now begun to implement an enhanced operating model and structure that will build on the organisation’s strengths and introduce an organisation-wide process to improve our proposition to customers and enhance organisational effectiveness.

Our people

It is critical to our success, and that of our customers, for QTC to attract and retain the right mix of people to achieve our corporate goals. Our employees’ ability to use their skills and expertise to work with our customers is underpinned by our corporate resourcing strategy and structure that supports the organisation’s strategic direction.

QTC seeks to recruit high-calibre employees with a range of skills and competencies and continues to be able to successfully recruit for a range of diverse roles, based on its reputation in the market place, employee value proposition and workplace environment.

Feedback indicates that QTC continues to be an attractive proposition to prospective candidates in the current environment, as job seekers look for security and work-life balance in their job choices, and opportunities to be involved in interesting, challenging and important projects. To ensure we are able to continue to market QTC as an ‘employer of choice’, we are implementing a more holistic and strategic employee value proposition, which will be used to drive attraction strategies, and employee engagement and retention.

To support our customer-centric operating model, QTC has an established team-based culture that promotes excellence in customer knowledge, understanding and service. Over the coming months, as we implement our revised structure and operating model, our focus will be on:

•	building our leadership capabilities sufficient to deliver our strategy

•	developing and growing our staff through targeted job experiences and learning and development programs for new starters through to senior management

•	reviewing succession strategies, and

•	updating performance management processes and systems in order to support our people and to ensure that our strategy and structure are aligned.

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In late 2008, we conducted our biennial employee survey, which showed that:

•	our employees are very positively engaged to the organisation and their job

•	there is strong work pride and care about QTC’s future

•	QTC is regarded as a good place to work

•	employee job satisfaction was high

•	the large majority of employees intend to remain with QTC in the foreseeable future, and

•	the highest retention drivers are work and employment conditions.

The survey also identified opportunities for us to improve our leadership capabilities and opportunities for career progression and development, providing valuable input into the continual development of a suite of strategic human resources programs, which drive workforce performance and results.

QTC’s remuneration practices reflect its role in providing services to the Queensland Government, as well as that of its peer group in the financial institutions marketplace, within which QTC operates. Our performance-based remuneration framework has clear alignment between performance and reward, with line of sight accountability and measurable correlation to corporate strategy, key success measures and short-term incentive targets, which are allocated across corporate, team and individual performance. (Additional information on QTC and its organisational and management structure is available on QTC’s website at www.qtc.com.au).

Snapshot: People

Establishment	187
Staff turnover	12.2%
(industry turnover 15.6%)
Full-time	91%
Part-time	9%
Graduates	3
Maternity leave	12
Average tenure*	5.6 years
* current employees at 30/6/09

Risk Management

QTC manages its risks within an enterprise-wide risk management (EwRM) framework. The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well understood approach for evaluating and reporting risks.

As part of the framework, QTC periodically identifies its key or significant risks, which are reported to a management team (Risk Management Team) and then to a Board committee (Risk Management Committee) and risks are added or removed from time-to-time. The understanding of and commitment to EwRM across the organisation has continued to grow and become a part of QTC’s culture.

Operational risks associated with the processing and administration of financial markets and customer transactions (loans, investments and leases) were managed prudently during the year. QTC managed 93,814 transactions with an error rate of only 0.041% attributable to our organisation, in a year when the dollar value of transactions increased by $465 billion to $1,365 billion. The availability of critical systems during the year was 99.98%.

Information Management

In the year under review, QTC acquired the Temenos T24 banking system to support a major review of its customer lending and investment processes and to achieve greater product flexibility for customers. The system, which was acquired in April 2009, is currently being customised to accommodate QTC’s requirements, and is scheduled for implementation by July 2010.

Significant system changes were also implemented to support improvements to our active portfolio management capability—a process that works to reduce the interest payable by our customers. The system changes implemented have improved reporting transparency and the flexibility available to customers in respect to the management of their debt.

During the year, QTC also took the opportunity to implement and trial new information technologies to improve workplace flexibility and staff collaboration when it leased additional office space. These technologies have proven to be relevant and robust, and will now be considered for application across the organisation.

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QTC Board

THE QTC BOARD GUIDES OUR COMMITMENT TO ACHIEVING HIGH STANDARDS OF CORPORATE GOVERNANCE, ACCOUNTABILITY, COMPLIANCE AND FINANCIAL AND ETHICAL BEHAVIOUR, WHICH IS CRITICAL FOR MAINTAINING OUR STRONG MARKET REPUTATION AND THE CONFIDENCE OF OUR CUSTOMERS AND STAKEHOLDERS. THE COMPOSITION OF OUR BOARD EQUIPS QTC WITH DIVERSE CORPORATE, FINANCIAL, COMMERCIAL, ECONOMIC AND LEGAL SKILLS.

CHAIRMAN

Appointed in 1988.

Tenure to 30 June 2010.

BOARD COMMITTEES

Chairman, Human Resources Committee Member, Risk Management Committee

Sir Leo Hielscher AC has more than fifty years’ experience in the areas of Government, the banking and finance industry, domestic and global financial markets, the superannuation industry, and as an independent company director.

He was the Under Treasurer of Queensland for 14 years (1974-1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd, the Independent Superannuation Preservation Fund, and a Director of the American Australian Association Ltd. As a company director, Sir Leo has considerable experience at board level and has been associated with a number of public and private sector boards.

Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004. He was honoured as a ‘Queensland Great’ by the Queensland Government in 2007.

DEPUTY CHAIRMAN

Appointed in July 2007.

Tenure to 30 June 2011.

BOARD COMMITTEES

Member, Risk Management Committee Member, Accounts and Audit Committee Member, Human Resources Committee

Tim Spencer joined Queensland Treasury as Deputy Under Treasurer in January 2001, and has worked extensively with Government Owned Corporations and on major commercial and infrastructure projects. Before joining Queensland Treasury, he was the Executive Director of the Electricity Reform and Sale Unit within the South Australian Department of Treasury and Finance, and the Director of Economic Management in the Australian Capital Territory’s (ACT) Office of Finance Management.

Mr Spencer has also held senior positions in the Queensland public sector both in the Department of Premier and Cabinet and the Department of Mines and Energy and, earlier in his career, spent 10 years in the Commonwealth public service in various economic policy departments.

Appointed in July 2004.

Tenure to 30 June 2011.

BOARD COMMITTEES

Chairman, Risk Management Committee

Gillian Brown has more than 20 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. She was Chairman of Minter Ellison Lawyers from July 2006 until June 2009 and is a partner of the firm in Queensland (admitted as partner 1994), heading the finance practice. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project and infrastructure finance, and property finance.

Ms Brown has advised government bodies on a number of project and transactional arrangements and has an in depth knowledge of the mechanics of government and its objectives. Ms Brown is also a Director of Dalrymple Bay Coal Terminal Holdings Pty Ltd, and a committee member of the Law Council of Australia.

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Appointed September 2008.

Tenure 30 June 2011.

BOARD COMMITTEES

Member, Risk Management Committee

John Dawson AM has more than 36 years’ experience in the banking and finance industry and held the position of Chief Executive Officer for the Bank of Queensland (1996–2001) and senior positions with the National Australia Bank, National Australia Group (United Kingdom) and Australia–Japan International Finance. Throughout his career he has played integral roles in steering the strategic direction of various banks in Australia, Asia and the UK and, from 2001–2007, was the Agent General for Queensland and Commissioner for Europe, Russia and Africa for the Queensland Government.

Mr Dawson has held a number of board positions including chairman of the Australian Bankers Association Executive Committee, the Australian Banking Ombudsman Scheme and the Queensland Government’s Red Tape Reduction Task Force; director of the Clydesdale, Yorkshire, Northern and National Irish Banks, the Brisbane Institute, and the Britain–Australia Society; board member of the Bank of Hawaii International; and a member of the Premier of Queensland’s Business Advisory Group, the Advisory Board to the QUT School of Business, and the UK Australia Leadership Forum 2003.

Appointed in July 2000.

Tenure to 30 June 2010.

BOARD COMMITTEES

Member, Accounts and Audit Committee Member, Risk Management Committee

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a company director and a consultant in both the public and private sector. Ms Micalizzi is a former partner of PricewaterhouseCoopers (until 2000) having been admitted as a partner of its predecessor firm in 1986. Ms Micalizzi brings considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments.

She is also a director of the Queensland Investment Corporation, Opera Queensland, Australian Reinsurance Pool Corporation; a member of Corporations and Markets Advisory Committee, the Independent Investment Committee of Queensland Development Fund, the Queensland Government’s Public Service Commission, and the Sunsuper Audit Committee; and a Councillor of the Australian Institute of Company Directors (Qld Div).

Appointed in July 2004.

Tenure to 30 June 2011.

BOARD COMMITTEES

Chairman, Accounts and Audit Committee Member, Risk Management Committee

Bill Shields has considerable experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research in Australia and overseas, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements, and international financial developments.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited (1987–2001), and has also held positions with the Reserve Bank of Australia (1983–1985), the International Monetary Fund (1973–75 and 1977–83), and the Commonwealth Treasury. Mr Shields is a Visiting Professor of the Macquarie Graduate School of Management at Macquarie University; a Director of M-co International Limited (and Chair of their Audit and Compliance Committee) and a Director of the Energy Market Company PTE.

Appointed in July 2000.

Tenure to 30 June 2010.

BOARD COMMITTEES

Member, Risk Management Committee Member, Human Resources Committee

Shauna Tomkins is a principal of Promontory Financial Group Australasia and works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit-taking, funds management, insurance and lending institutions.

Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision, and corporate and structured finance. She also has a strong background in long-term policy and strategic management and planning, and has an in-depth understanding of government objectives and processes. Ms Tomkins is a member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

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Corporate Governance

QTC was established by the Queensland Treasury Corporation Act 1988 (QTC Act), as a Corporation Sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder.

QTC has delegated its powers to two boards, the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s affairs other than those relating to certain assets that fund the State’s superannuation and other long-term obligations (Long Term Assets), and the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to the Long Term Assets, which were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC and the Board have agreed the terms and administrative arrangements that govern the exercise or performance of those powers and the reports by the Board to QTC.

Board composition

The Board comprises seven directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each person’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Chairman is a non-executive director and the Board is entirely constituted of non-executive directors.

Board responsibilities

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members, and the conduct of meetings. Within this scope, the roles and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance, and

•	monitoring key risks and risk management processes, and ensuring that QTC’s compliance is appropriate.

Board committees

The Board has established three committees, each with its own terms of reference, to assist it to oversee and govern various QTC activities:

•	Accounts and Audit Committee, with responsibility for:

•	the adequacy and effectiveness of internal controls, including for prevention of fraud

•	integrity of financial statements, and

•	audit effectiveness.

•	Risk Management Committee, with responsibility for:

•	the adequacy and implementation of QTC’s enterprise-wide risk management policy, framework and plans for the management of QTC’s significant corporate risks

•	QTC’s organisation-wide risk profile and exposure to significant risks, and

•	the adequacy of risk management policies in relation to QTC’s significant risks.

•	Human Resources Committee, with responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

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	BOARD MEETINGS	RISK MANAGEMENT COMMITTEE	ACCOUNTS AND AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE
MEETINGS HELD	11	5	5	2
Sir Leo Hielscher AC	10	5	—	2
Tim Spencer	11	5	4	2
Gillian Brown	11	5	—	—
John Dawson AM*	7	3	—	—
Marian Micalizzi	9	4	5	—
Bill Shields	10	5	5	—
Shauna Tomkins	11	5	—	2

*	John Dawson AM was appointed on 1 September 2008

Commitment to corporate governance

The Board and the organisational management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance and ethical behaviour. The Board guides this commitment, which is critical for maintaining QTC’s strong market reputation, as well as the ability to achieve success as Queensland’s corporate treasury services provider. QTC has benchmarked its corporate governance practices, so far as they are relevant and appropriate to QTC, against the Australian Stock Exchange’s Corporate Governance Principles and Recommendations (which are not mandatory for QTC), and the Australian Standard 8000: 2003–Good Governance Principles. QTC’s corporate governance practices are continually reviewed and updated, as part of a rolling system of appraisal, to reflect industry guidelines and standards. QTC also maintains a commitment to a continuous disclosure regime with its key stakeholders, a code of conduct that applies to all staff and includes procedures about disclosing conflicts of interest and a compliance program that drives a compliance culture consistent with QTC’s approved mandate and legal and ethical obligations.

Auditors

In accordance with the provisions of the Financial Administration and Audit Act 1977, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an established internal audit function, which it undertakes by outsourcing the internal audits. QTC’s current internal auditor is KPMG. Further information about Internal Audit is contained in Appendix C.

Long Term Asset Advisory Board

The Long Term Asset Advisory Board was established in July 2008, following the transfer to QTC of certain assets that fund the State’s superannuation and other long-term obligations.

The members of LTAAB are:

NAME	POSITION
Under Treasurer	Chairperson
Chief Executive of QSuper	Member
The State Actuary	Member
Deputy Under Treasurer	Member
Assistant Under Treasurer	Member
Assistant Under Treasurer	Member

The Long Term Asset Advisory Board has power delegated from QTC to:

•	manage the sufficiency of the funding of the Long Term Assets

•	set investment objectives and strategies for the Long Term Assets

•	set the appropriate investment structure for the Long Term Assets, and

•	monitor investment performance of the Long Term Assets.

THE BOARD AND THE ORGANISATIONAL MANAGEMENT TEAM ENDORSE AND ARE COMMITTED TO ACHIEVING HIGH STANDARDS OF CORPORATE GOVERNANCE, ACCOUNTABILITY, COMPLIANCE AND ETHICAL BEHAVIOUR.

ANNUAL REPORT 2008-2009 21	NEXT ▶

Economic and Fiscal Report

THE GOVERNMENT HAS IMPLEMENTED A NUMBER OF MEASURES THAT ARE AIMED AT IMPROVING QUEENSLAND’S FISCAL POSITION

Queensland’s economic outlook

2008–09 ECONOMIC HIGHLIGHTS

•	Economic growth in Queensland is estimated to have slowed to 1/2% in 2008–09, reflecting the impact of the global economic downturn.

•	As a result of lower household wealth and weak consumer confidence due to the effects of the global financial crisis, household consumption growth is estimated to have eased to 1 1/4% in 2008–09.

•

Business investment is estimated to have risen 7% in 2008–09, making it a key driver of economic growth in that year. Growth was supported by a large number of projects still to be completed and the Federal Government’s tax incentives, which were only partially offset by a weaker AUD for much of the financial year.

•	The volume of exports is estimated to have fallen by 2% in 2008–09, as a result of recession across many of Queensland’s major trading partners.

•	Dwelling investment is estimated to have declined 7 3/4% in 2008–09, driven mainly by a fall in new house construction.

•	Labour force growth outpaced jobs growth in 2008–09. As a result, the State’s unemployment rate increased from 3.7% in 2007–08 to 4.4%.

Notes: GSP/GDP figures are estimated actuals, all others actuals.

Source: Queensland Treasury, Australian Treasury and ABS 6202.0 and 6401.0.

ECONOMIC OUTLOOK

•

The Queensland economy is forecast to contract by  1/4% in 2009–10, reflecting a peaking in the private investment cycle and a further weakening in exports. Growth is forecast to return in 2010–11, albeit to a below long-term average 2 3/4%.

•	Benefiting from significant investment in capacity in previous years, economic growth in Queensland is projected to accelerate to 4 1/2% in 2011–12, and reach its decade average of 4 3/4% in 2012–13.

•

Household consumption growth is forecast to ease further in 2009–10, to  3/4%, due to an adjustment to lower household wealth, the lagged impact of a decline in dwelling investment and poor labour market conditions. Consumption growth is expected to recover to 2 1/4 % in 2010–11, largely due to an improvement in household finances and an expected recovery in confidence.

•

Dwelling investment is forecast to fall 3% in 2009–10. Growth in 2010–11 is forecast to rebound strongly, rising 20 3/4%, reflecting solid population growth, low interest rates, and strong growth in rents.

•	Business investment is forecast to fall 17% in 2009–10, largely due to a scaling back in commercial and mining construction, and continue to unwind in 2010–11, declining a further 8 1/4%.

•	Public final demand is estimated to grow 5 3/ 4% in 2009–10, driven by the State’s own significant capital program as well as infrastructure initiatives in partnership with the Australian Government.

•

Poor economic conditions in Queensland’s major trading partners are expected to result in exports falling 2 1/4% in 2009–10, before recovering 3% in 2010–11, in line with improving global economic conditions.

Notes: Contributions for 2008–09 represent estimated actuals; contributions for 2009–10 and 2010–11 are forecasts.

Source: Queensland Treasury.

INFLATION

•

Inflation is forecast to be 2 1/2% in both 2009–10 and 2010–11, with strong rental price growth offset by easing in prices for goods related to discretionary expenditure, as well as subdued price growth of imported goods due to a sharp deceleration in global price inflation and some appreciation of the AUD.

EMPLOYMENT

•

Employment is expected to fall by  3/4% in 2009–10, and recover at a below-average 1 1/ 4% in 2010–11. As a result, the year-average unemployment rate is anticipated to peak at 7 1/4% in 2010–11, the highest year-average rate since 2001–02.

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◀ BACK	22 QUEENSLAND TREASURY CORPORATION

Queensland’s fiscal environment

2009–10 BUDGETED RESULT

KEY FINANCIAL AGGREGATES UNIFORM PRESENTATION BASIS

	2008–09 EST. ACTUAL $ MILLION	2009–10 BUDGET $ MILLION	2010–11 PROJECTED $ MILLION	2011–12 PROJECTED $ MILLION	2012–13 PROJECTED $ MILLION

GENERAL GOVERNMENT SECTOR

Revenue	35 874	37 192	37 029	38 100	40 431

Expenses	36 447	39 146	40 488	42 191	43 720

Net operating balance	(574)	(1 954)	(3 459)	(4 090)	(3 290)

Cash surplus/(deficit)	(4 144)	(6 838)	(7 516)	(5 335)	(2 924)

Capital purchases	7 137	9 270	8 540	6 151	4 321

Net worth	149 800	151 144	150 797	150 209	150 668

The sharp downturn in the world economy has lead to a substantial deterioration in Queensland’s fiscal outlook over the past year. The downturn has caused substantial reductions in governments’ revenue across the globe, with Queensland no exception. The global recession has stripped $15 billion over four years off Queensland’s key revenue streams of royalties, taxes and GST. Understandably this has had a significant negative impact on Queensland’s operating position, with the General Government sector forecasting an operating deficit of $1.954 billion in 2009–10 and net operating deficits anticipated each year across the forward estimates.

While current economic conditions prevail, the Queensland Government’s objective is to continue to invest in infrastructure to sustain jobs. The State Budget projects a whole-of-State capital program of $18.2 billion in 2009–10, which is forecast to support 127,000 full-time jobs.

The 2009–10 Budget also anticipates cash deficits in the General Government sector across the forward estimates as a result of the State’s significant planned capital program and the cash impact of the operating deficit position.

ANNUAL REPORT 2008-2009 23	NEXT ▶

Economic and Fiscal Report (CONTINUED)

2008–09 ESTIMATED ACTUAL RESULT

The estimated General Government operating deficit of $574 million in 2008–09 reflects the sharp deterioration in economic conditions and the resulting significant downward revisions to tax, royalty and GST revenue.

PATH BACK TO SURPLUS

The Queensland Government is committed to returning the Budget to surplus and lowering the State’s level of debt. The Government has implemented a number of measures that are aimed at improving Queensland’s fiscal position, including abolition of the Queensland Fuel Subsidy Scheme, taxation and public sector efficiency measures, reform to local government grants and subsidy programs, a revised Government wages policy and a comprehensive program of asset sales. The total value of these initiatives, excluding asset sales, is around $5.4 billion over four years. The asset sale program is expected to deliver $15 billion in sale proceeds and avoid a further $12 billion in capital expenditure.

To support this commitment, the Queensland Government has developed a new fiscal strategy, specifying new fiscal principles which outline how it will restore Queensland’s traditionally strong financial position, while maintaining services and continuing to invest in infrastructure to sustain jobs. The fiscal principles are based around three themes—fiscal sustainability, a competitive tax regime, and managing the State’s balance sheet—and include commitments to limit recurrent expenditure growth to real per capita growth, stabilise the net financial liabilities to revenue ratio and return the Budget to surplus as soon as possible. While the 2009–10 Budget forecasts notionally indicate a deficit position for Queensland until 2016–17, it is expected that the significant program of asset sales, which are not factored into the forward estimates, will make a positive contribution to the General Government sector and assist in returning the Budget to surplus by 2015–16.

BALANCE SHEET

Queensland’s balance sheet is expected to remain strong in 2009–10. Queensland’s negative net debt of $2,398 per capita in the General Government sector is well below that of other states as at 30 June 2010. Queensland’s level of liquidity also continues to be in excess of the other states.

Source: 2009–10 State Budget Papers.

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◀ BACK	24 QUEENSLAND TREASURY CORPORATION

Financial Statements FOR THE YEAR ENDED 30 JUNE 2009

CLICK ON CONTENTS PAGE NUMBER TO NAVIGATE FINANCIAL STATEMENTS ▶

Contents

Income Statement	26

Balance Sheet	27

Statement of Changes in Equity	28

Cash Flow Statement	29

Notes to and forming part of the Financial Statements	30

Certificate of the Queensland Treasury Corporation	61

Independent Auditor’s Report	62

ANNUAL REPORT 2008-2009 25	NEXT ▶

Income Statement FOR THE YEAR ENDED 30 JUNE 2009

	NOTE	2009 $000	2008 $000
Net interest income from capital markets operations
Interest income	4	4 859 824	2 468 362
Interest expense	4	(4 825 271)	(2 548 225)

		34 553	(79 863)

Net return from investments in long term assets
Net change in fair value of unit trusts	5	(3 032 408)	—
Interest on fixed rate note		(1 558 543)	—
Management fees – QIC		(47 520)	—

		(4 638 471)	—

Other income from capital markets operations
Fees – management	6	41 380	31 504
Fees – professional		545	402
Fees – other		498	444
Amortisation of cross border lease deferred income		8 597	8 597
Operating lease revenue		17 555	7 070
Gain on sale of property, plant and equipment		1 312	—

		69 887	48 017

TOTAL INCOME AFTER INTEREST EXPENSE		(4 534 031)	(31 846)

Operating expenses from capital markets operations
Administration expenses	7	51 088	33 398
Provisions – cooperative housing societies		42	33
Loss on sale of property, plant and equipment		—	1

TOTAL OPERATING EXPENSES		51 130	33 432

Share of associate’s net profit		120	254

PROFIT/(LOSS) BEFORE INCOME TAX		(4 585 041)	(65 024)

Income tax expense	8	10 227	15 681

NET PROFIT/(LOSS) FOR THE YEAR		(4 595 268)	(80 705)

Operating result comprises:
CAPITAL MARKETS OPERATIONS	3	43 203	(80 705)
LONG TERM ASSETS	3	(4 638 471)	—

		(4 595 268)	(80 705)

The accompanying notes form part of these financial statements.

Note:	Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets on 1 July 2008 (refer note 1 and 3).

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◀ BACK	26 QUEENSLAND TREASURY CORPORATION

Balance Sheet AS AT 30 JUNE 2009

	NOTE	2009 $000	2008 $000

Assets
CAPITAL MARKETS OPERATIONS
Cash		814	1 372
Receivables	9	10 672	7 720
Financial assets at fair value through profit or loss	10	26 474 512	16 694 123
Derivative financial assets	11	493 249	224 414
Onlendings	12	44 407 516	32 911 506
Property, plant and equipment	13	125 252	71 661
Investments accounted for using the equity method	31	492	434
Intangible assets	14	2 761	2 839
Deferred income tax assets	8	2 257	1 367

		71 517 525	49 915 436

LONG TERM ASSETS
Financial assets at fair value through profit or loss	10	17 470 034	—

		17 470 034	—

TOTAL ASSETS		88 987 559	49 915 436

Liabilities
CAPITAL MARKETS OPERATIONS
Payables	15	208 322	152 838
Tax liabilities	8	11 139	15 964
Derivative financial liabilities	16	544 973	473 968
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	17	62 624 234	40 728 150
- Customer deposits	17	7 793 010	8 251 872

		71 181 678	49 622 792

LONG TERM ASSETS
Financial liabilities at amortised cost	18	22 108 505	—

		22 108 505	—

TOTAL LIABILITIES		93 290 183	49 622 792

NET ASSETS		(4 302 624)	292 644

Equity
CAPITAL MARKETS OPERATIONS
Reserves	19	189 914	126 582
Retained surplus		145 933	166 062

		335 847	292 644

LONG TERM ASSETS
Retained (deficit)/surplus		(4 638 471)	—

		(4 638 471)	—

TOTAL EQUITY		(4 302 624)	292 644

The accompanying notes form part of these financial statements.

ANNUAL REPORT 2008-2009 27	NEXT ▶

Statement of Changes in Equity FOR THE YEAR ENDED 30 JUNE 2009

			CAPITAL MARKETS OPERATIONS			LONG TERM ASSETS	TOTAL
	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000

Balance at 1 July 2007		39 082	28 129	16 500	289 638	—	373 349
Profit/(loss) for the year		—	—	—	(80 705)	—	(80 705)
Transfer from/(to) retained surplus	19	—	5 871	37 000	(42 871)	—	—

BALANCE AT 30 JUNE 2008		39 082	34 000	53 500	166 062	—	292 644

Balance at 1 July 2008		39 082	34 000	53 500	166 062	—	292 644
Profit/(loss) for the year		—	—	—	43 203	(4 638 471)	(4 595 268)
Transfer from/(to) retained surplus	19	—	92 332	(29 000)	(63 332)	—	—

BALANCE AT 30 JUNE 2009		39 082	126 332	24 500	145 933	(4 638 471)	(4 302 624)

The accompanying notes form part of these financial statements.

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◀ BACK	28 QUEENSLAND TREASURY CORPORATION

Cash Flow Statement FOR THE YEAR ENDED 30 JUNE 2009

	NOTE	2009 $000	2008 $000

Capital Markets Operations
CASH FLOWS FROM OPERATING ACTIVITIES
Interest received from onlendings		3 509 921	1 526 337
Interest received from investments		974 054	1 120 794
Interest received from operating leases		18 655	7 069
Fees received management		41 373	31 384
Fees received professional		767	450
Fees received other		591	349
GST paid to suppliers		(12 458)	(5 723)
GST refunds from ATO		8 038	1 391
GST paid to ATO		(6 382)	(4 503)
GST received from customers		7 310	2 432
Interest paid on interest-bearing liabilities		(2 236 357)	(2 652 076)
Interest paid on deposits		(395 893)	(468 882)
Administration expenses paid		(26 753)	(26 000)
Income tax paid		(15 942)	(13 485)

NET CASH PROVIDED BY /(USED IN) OPERATING ACTIVITIES	20	1 866 924	(480 463)

Cash flows from investing activities
Proceeds from sale of investments		63 763 166	61 356 059
Payments for investments		(73 276 552)	(62 010 897)
Net onlendings		(11 873 026)	(8 679 356)
Payments for property, plant and equipment		(81 198)	(51 896)
Payments for intangibles		(2 124)	(2 601)
Proceeds from sale of property, plant and equipment		16 425	—
Dividend received		63	—

NET CASH USED IN INVESTING ACTIVITIES		(21 453 246)	(9 388 691)

Cash flows from financing activities
Proceeds from interest-bearing liabilities		53 945 626	35 956 790
Repayment of interest-bearing liabilities		(34 378 943)	(26 663 683)
Net deposits		19 081	577 320

NET CASH PROVIDED BY FINANCING ACTIVITIES		19 585 764	9 870 427

NET (DECREASE)/INCREASE IN CASH HELD		(558)	1 273

Cash at 1 July		1 372	99

CASH AT 30 JUNE		814	1 372

LONG TERM ASSETS
No external cashflow is generated from the Long Term Assets (refer note 1 and 3).

The accompanying notes form part of these financial statements.

ANNUAL REPORT 2008-2009 29	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009

1. General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

On 1 July 2008, under an administrative arrangement the State Government transferred a portfolio of assets (Long Term Assets) to QTC. These assets were held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note, initially set at 7.5% per annum, which is the current long term average rate of return assumed in the triennial actuarial assessment of the State’s defined benefit liability. This arrangement has resulted in the State receiving a fixed rate of return on the note, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer note 3). The purpose of the transfer was to minimise the volatility in the General Government net operating position as a result of the fluctuations in returns from the investment of these assets.

The Long Term Asset Advisory Board, established by way of Executive Council approval dated 17 July 2008, is responsible for oversight of the Long Term Assets which do not form part of QTC’s day-to-day capital markets operations. The Long Term Assets are held in unit trusts managed by Queensland Investment Corporation (QIC).

The majority of QTC’s profits from its capital markets operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks.

2. Summary of significant accounting policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the year ended 30 June 2009 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977 and Australian Accounting Standards (including Australian Interpretations) adopted by the Australian Accounting Standards Board.

The financial report complies with Australian Accounting Standards and International Financial Reporting Standards (IFRS). QTC is designated as a not-for-profit entity, however, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

EARLY ADOPTION OF STANDARDS

QTC elected to early adopt AASB 8 Operating Segments and AASB 2007–3 Amendments to Australian Accounting Standards arising from AASB 8 from 1 July 2008 even though the Standards are not required to be applied until annual reporting periods beginning on or after 1 January 2009. AASB 8 is a disclosure standard which has no impact on the reported results or financial position of the entity (refer note 3).

Other new accounting standards and interpretations have been published that are not mandatory for the 30 June 2009 reporting period. QTC’s assessment on the impact of these new standards is set out below:

•	Revised AASB 101 Presentation of Financial Statements (revised September 2007) and AASB 2007–8 Amendments to Australian Accounting Standards arising from AASB 101, require entities to:

•

present all non-owner changes in equity (‘comprehensive income’) either in one statement of comprehensive income or in two statements (a separate income statement and a statement of comprehensive income), and

•	present additional balance sheets as at the beginning of the earliest comparative period when the entity makes a retrospective restatement to its financial statements.

•

AASB 123 Borrowing Costs (revised) and AASB 2007–6 Amendments to Australian Accounting Standards arising from AASB 123 eliminate the option of expensing borrowing costs related to qualifying assets, instead of requiring capitalisation of these costs.

•

AASB 3 Business Combinations (2008), AASB 127 Consolidated and Separate Financial Statements, AASB 2008–3 Amendments to Australian Accounting Standards arising from AASB 3 and AASB 127 and AASB 2008–11 Amendments to Australian Accounting Standards – Business Combinations among Not-for-Profit Entities, expand the definition of a business which is likely to result in more acquisitions being treated as a business combination and changes how to account for business combinations. Revisions to AASB 3 will be applied prospectively and therefore they will have no impact on prior periods.

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◀ BACK	30 QUEENSLAND TREASURY CORPORATION

2. Summary of significant accounting policies (CONTINUED)

•	AASB 2008–5 Amendments to Australian Accounting Standards arising from the Annual Improvement Project amends the accounting under existing standards including terminology and editorial amendments.

•

AASB 2008–7 Amendments to Australian Accounting Standards – Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate adjusts the accounting under AASB 127 and requires all dividends from a subsidiary, jointly controlled entity or associate to be recognised in profit or loss in the parent’s account.

•

AASB 2009–2 Amendments to Australian Accounting Standards – Improving Disclosures about Financial Instruments requires fair value measurements to be disclosed by the source of input, using the three level hierarchy approach.

The revised standards are not expected to have any material effect on QTC’s financial statements. QTC intends to apply these revised standards from 1 July 2009.

HISTORICAL COST CONVENTION

The financial statements have been prepared under the historical cost convention, as modified by the application of fair value measurement required by the relevant accounting standards.

FUNCTIONAL AND PRESENTATION CURRENCY

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B)	INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the Income Statement, and the share of movement in equity is recognised in the Balance Sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C)	INVESTMENTS IN OTHER COMPANIES

Investments in other companies are accounted for at cost (refer note 32). The principal activity of Queensland Treasury Holdings Pty Ltd (QTH) is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State.

Queensland Treasury holds a 60% beneficial interest in QTH. The remaining 40% is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not have significant influence over the financial and operating policies of QTH and therefore does not apply the equity method of accounting to the investment.

(D)	FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

(E)	CASH

Cash assets include only those funds held at bank and do not include money market deposits.

(F)	FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the Income Statement in the period in which it accrues.

CLASSIFICATION

Financial instruments on initial recognition are classified into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss

•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to cooperative housing societies, are included in the Balance Sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (v)).

DERIVATIVE FINANCIAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss include financial assets held for capital markets operations and investments held in unit trusts (Long Term Assets).

•	Financial assets – capital market operations

Financial assets – capital market operations, consist of investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

•	Investments in unit trusts – long term assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 10). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

•	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

•	Customer deposits

Customer deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

FINANCIAL LIABILITIES AT AMORTISED COST

Financial liabilities at amortised cost consist of a fixed rate note issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate note was initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the note based on changes in the State Government’s long-term liabilities. The note is long-term in nature and has a term of 50 years. Interest on the fixed rate note is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

ANNUAL REPORT 2008-2009 31	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

2. Summary of significant accounting policies (CONTINUED)

(G)	COLLATERAL

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(H)	SETTLEMENT DATE ACCOUNTING

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received or the liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

(I)	OFFSETTING FINANCIAL INSTRUMENTS

QTC offsets financial assets and liabilities where there is a legally enforceable right to set off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

(J)	REPURCHASE AGREEMENTS

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(K)	LEASE ARRANGEMENTS

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases (refer note 24). Operating leases, in which QTC is the lessee, are expensed on a straight line basis over the term of the lease.

(L)	LEASE INCOME

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(M)	CROSS BORDER LEASES - INCOME RECOGNITION

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(N)	INTEREST INCOME AND INTEREST EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(O)	FEE INCOME

Management and professional fee income represents income earned from the management of QTC’s onlendings and deposits and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(P)	NET CHANGE IN FAIR VALUE OF INVESTMENTS IN UNIT TRUSTS

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(Q)	PROFITS/LOSSES

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

(R)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Depreciation is calculated on a straight line basis over the estimated useful life of the assets.

Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE
Information technology equipment	6 – 40%
Furniture, fittings and office equipment	8 – 33%
Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

DERECOGNITION

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Income Statement in the year the asset is derecognised.

IMPAIRMENT

The carrying amounts of QTC’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount is assessed as the greater of its value in use and its fair value less costs to sell.

(S)	INTANGIBLE ASSETS

SOFTWARE

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Costs associated with the development of internally generated software are capitalised only when the designated project is technically and commercially feasible and is expected to generate future economic benefits to QTC. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred. Subsequent costs are added to the initial costs of the asset only when they specifically meet the capitalisation criteria.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually five years.

(T)	INCOME TAX

QTC is exempt from the payment of income tax under section 50–25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of customers’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.

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2. Summary of significant accounting policies (CONTINUED)

(U)	EMPLOYEE BENEFITS

WAGES, SALARIES, ANNUAL LEAVE, LONG SERVICE LEAVE AND SICK LEAVE

Wages, salaries, annual and long service leave due but unpaid at reporting date are recognised in other creditors at the remuneration rates expected to apply at the time of settlement and include related on-costs such as payroll tax, worker’s compensation premiums and employer superannuation contributions.

For unpaid entitlements expected to be paid within 12 months, the liabilities are recognised at their undiscounted values. For those entitlements not expected to be paid within 12 months, the liabilities are recognised at their present value, calculated using Commonwealth Government bond yields of similar maturity.

Prior history indicates that on average, sick leave taken each reporting period is less than the entitlement accrued. This is expected to continue in future periods. Accordingly, it is unlikely that existing accumulated entitlements will be used by employees and no liability for unused sick leave entitlements is recognised.

As sick leave is non-vesting, an expense is recognised for this leave as it is taken.

RETIREMENT BENEFITS

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the Income Statement. QTC is not responsible for any shortfalls.

(V)	PROVISIONS FOR IMPAIRED LOANS

Over the period 1996 to 2000, QTC, at the direction of the Queensland Government, acquired loans provided by financial institutions to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non-performing loans. Specific provisions have been made where full recovery of principal and interest is considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non-accrual loans as set out and explained in note 12.

(W)	ROUNDING

Amounts have been rounded to the nearest thousand dollars except for note 26 which is rounded to the nearest million dollars and notes 28, 29 and 30 which are in whole dollars.

(X)	COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(Y)	JUDGEMENTS AND ASSUMPTIONS

QTC has made no judgements or assumptions which may cause a material adjustment to the carrying amounts of assets and liabilities within the next reporting period.

(Z)	OPERATING RESULT

The operating profit after tax for the year ended 30 June 2009 for the Capital Markets Operations segment was $43.203 million. QTC made an operating loss after tax of $4.638 billion for the Long Term Assets segment. Portfolio performance was affected by the poor performance recorded by virtually all markets over the past year due to the impact of the global financial crisis and the subsequent global recession. Negative returns were recorded for most asset classes held in the portfolios, with the exceptions being cash, fixed interest securities and infrastructure investments.

The Long Term Assets were transferred to QTC by the State Government on 1 July 2008. In return for these assets, QTC entered into a financial arrangement with the State under which QTC has provided a fixed rate note with a rate initially set at 7.5% per annum, which is the current long term average rate of return on investments assumed in the triennial actuarial assessment of the State’s defined benefit liability (refer note 21).

The losses have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 20). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

3. Segment reporting

QTC has early adopted AASB 8 Operating Segments which requires operating segments to be determined based on the internal reports that are regularly provided to management.

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

QTC comprises the following operating segments:

CAPITAL MARKETS OPERATIONS

QTC’s core responsibility is to act as the central financing authority and corporate treasury services provider for the State of Queensland. It does this by providing debt funding, liability management, cash management and financial risk management advice to the State Government and its public sector entities including local governments.

QTC’s Capital Markets Operations are oversighted by the Organisational Management Team and the QTC Capital Markets Board.

LONG TERM ASSETS

On 1 July 2008, the State Government transferred to QTC a portfolio of assets held to meet superannuation and other long-term obligations of the State. In return, QTC issued a fixed rate note to the State equal to the current market value of the assets at the date of transfer.

The Long Term Assets are held with QIC and are monitored separately to the Capital Markets Operations, with the oversight of these assets residing with the Long Term Asset Advisory Board. The main purpose of these assets is to generate, over time, a return equal to the actuarially assessed return on the fixed rate note issued to the State Government (refer note 18).

Deposits and withdrawals from the fixed rate note result in a corresponding change in the value of the assets held by QTC. The assets are subject to market movements while the note accrues a fixed rate of interest. Therefore the Long Term Assets segment is subject to market fluctuations.

ANNUAL REPORT 2008-2009 33	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

3. Segment reporting (CONTINUED)

	FOR THE YEAR ENDED 30 JUNE 2009			FOR THE YEAR ENDED 30 JUNE 2008
SEGMENT REVENUE AND EXPENSES	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000

SEGMENT INCOME
Interest income	4 859 824	—	4 859 824	2 468 362	—	2 468 362
Net change in fair value of unit trusts	—	(3 032 408)	(3 032 408)	—	—	—
Other income	69 887	—	69 887	48 017	—	48 017

TOTAL INCOME	4 929 711	(3 032 408)	1 897 303	2 516 379	—	2 516 379

SEGMENT EXPENSES
Interest expense	4 825 271	1 558 543	6 383 814	2 548 225	—	2 548 225
Depreciation and amortisation	12 660	—	12 660	5 971	—	5 971
Management fees – QIC	—	47 520	47 520	—	—	—
Administration expenses	38 470	—	38 470	27 461	—	27 461

TOTAL EXPENSES	4 876 401	1 606 063	6 482 464	2 581 657	—	2 581 657

Share of associate’s net profit	120	—	120	254	—	254

PROFIT/(LOSS) BEFORE INCOME TAX	53 430	(4 638 471)	(4 585 041)	(65 024)	—	(65 024)

Income tax expense	10 227	—	10 227	15 681	—	15 681

PROFIT/(LOSS) FOR THE YEAR	43 203	(4 638 471)	(4 595 268)	(80 705)	—	(80 705)

The Long Term Assets segment was formed on 1 July 2008. For the prior reporting period, QTC’s operations related solely to the Capital Markets Operations segment.

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3. Segment reporting (CONTINUED)

	30 JUNE 2 009			30 JUNE 2008

SEGMENT ASSETS AND LIABILITIES	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000

SEGMENT ASSETS
Onlendings	44 407 516	—	44 407 516	32 911 506	—	32 911 506
Financial assets at fair value through profit or loss	26 474 512	17 470 034	43 944 546	16 694 123	—	16 694 123
Other assets	635 497	—	635 497	309 807	—	309 807

TOTAL ASSETS	71 517 525	17 470 034	88 987 559	49 915 436	—	49 915 436

SEGMENT LIABILITIES
Financial liabilities at fair value through profit or loss	70 417 244	—	70 417 244	48 980 022	—	48 980 022
Financial liabilities at amortised cost	—	22 108 505	22 108 505	—	—	—
Other liabilities	764 434	—	764 434	642 770	—	642 770

TOTAL LIABILITIES	71 181 678	22 108 505	93 290 183	49 622 792	—	49 622 792

NET ASSETS	335 847	(4 638 471)	(4 302 624)	292 644	—	292 644

	30 JUNE 2009			30 JUNE 2008
SEGMENT EQUITY	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000

Equity 1 July	292 644	—	292 644	373 349	—	373 349
Operating profit/(loss) after tax	43 203	(4 638 471)	(4 595 268)	(80 705)	—	(80 705)

EQUITY 30 JUNE	335 847	(4 638 471)	(4 302 624)	292 644	—	292 644

The Long Term Assets segment was formed on 1 July 2008. For the prior reporting period, QTC’s operations related solely to the Capital Markets Operations segment.

ANNUAL REPORT 2008-2009 35	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

4. Interest income and interest expense from capital markets operations

FOR THE YEAR ENDED 30 JUNE 2009
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

INTEREST INCOME
DOMESTIC
Money market deposits	53 643	—	—	53 643
Discount securities	454 107	(627)	3 206	456 686
Commonwealth and semi-government securities	289 627	83 086	54 817	427 530
Floating rate notes	263 109	(55 597)	(12 588)	194 924
Other investments	41 140	17 122	(8 115)	50 147
Forward rate agreements	—	76 549	—	76 549
Onlendings *	3 511 951	102 250	—	3 614 201
OFFSHORE
Medium term notes	1 665	(12 822)	—	(11 157)
Cross currency swaps	2 635	11 153	—	13 788
Credit default swaps	986	(17 473)	—	(16 487)

	4 618 863	203 641	37 320	4 859 824

INTEREST EXPENSE
DOMESTIC
Deposits	390 234	4 004	—	394 238
Treasury notes	93 389	(250)	1 871	95 010
Bonds	1 963 041	640 894	354 512	2 958 447
Credit foncier loans	87	45	—	132
Interest rate swaps	(196 498)	(327 592)	—	(524 090)
Forward rate agreements	465	—	(145)	320
Futures	—	12 958	45 598	58 556
OFFSHORE
Commercial paper	54 770	96 890	(160)	151 500
Bonds	628 297	630 862	396 939	1 656 098
Medium term notes	52 138	61 356	413	113 907
Cross currency swaps	37 137	(110 945)	—	(73 808)
Forward exchange contracts	18	300 628	(316 844)	(16 198)
OTHER
Registration and issue costs	9 550	—	—	9 550
Commissions on futures	1 609	—	—	1 609

	3 034 237	1 308 850	482 184	4 825 271

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds.

In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the year ended 30 June 2009, interest rates fell in comparison to the previous year when interest rates rose, which coupled with the large increase in client onlending balances, led to higher interest income for the period.

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4. Interest income and interest expense from capital markets operations (CONTINUED)

	FOR THE YEAR ENDED 30 JUNE 2008
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

INTEREST INCOME
DOMESTIC
Money market deposits	43 670	3	—	43 673
Discount securities	608 905	803	78	609 786
Commonwealth and semi-government securities	208 237	(17 850)	(54 220)	136 167
Floating rate notes	266 161	(80 835)	10	185 336
Other investments	47 666	(9 140)	—	38 526
Forward rate agreements	—	(26 440)	—	(26 440)
Onlendings	1 515 421	(25 755)	—	1 489 666
OFFSHORE
Credit default swaps	945	(9 299)	2	(8 352)

	2 691 005	(168 513)	(54 130)	2 468 362

INTEREST EXPENSE
DOMESTIC
Deposits	471 077	(63)	—	471 014
Treasury notes	120 210	88	—	120 298
Bonds	1 303 820	134 484	(374 528)	1 063 776
Credit foncier loans	111	(31)	—	80
Interest rate swaps	88 230	69 936	—	158 166
Futures	—	(6 025)	24 961	18 936
OFFSHORE
Commercial paper	44 311	(98 152)	—	(53 841)
Bonds	775 127	(46 351)	(114 576)	614 200
Medium term notes	25 869	2 578	(367)	28 080
Cross currency swaps	16 979	(19 795)	—	(2 816)
Forward exchange contracts	(7)	3 465	123 062	126 520
OTHER
Registration and issue costs	2 343	—	—	2 343
Commissions on futures	1 469	—	—	1 469

	2 849 539	40 134	(341 448)	2 548 225

ANNUAL REPORT 2008-2009 37	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

5. Net change in fair value of unit trusts

Changes in the fair value of the unit trusts were as follows:

ACCOUNT	2009 $000	2008 $000

QIC Investment Trust No.2	(2 673 901)	—
QIC Property Fund	(171 054)	—
QIC Strategic Fund No.2	(58 365)	—
QIC Diversified Infrastructure Fund No.2	31 081	—
QIC Private Equity Fund No.2	(36 959)	—
QIC International Property Fund	(175 812)	—
QIC International Property Development Trust	(119)	—
QIC Treasury Infrastructure Trust	68 830	—
Queensland BioCapital Fund No.1	(8 008)	—
Queensland BioCapital Fund No.2	(8 101)	—

	(3 032 408)	—

6. Fee revenue

Management fees represent income earned from the management of QTC’s onlendings and deposits.

A further amount of $12.676 million (2008 $11.717 million), derived from certain managed funds and pools, has been included under interest income.

7. Administration expenses

Salaries and related costs	17 119	13 820
Superannuation contributions	2 467	1 930
Consultants’ fees (i)	5 120	3 390
Outsourced services (ii)	1 577	1 317
Depreciation on property, plant and equipment	12 494	5 718
Amortisation on intangibles	166	253
Impairment on intangibles	2 037	—
Computer and maintenance charges	1 666	1 331
Property charges	2 289	1 593
External audit fees	402	329
Internal audit fees	475	459
Staff training and development	275	343
Investor and market relations program	814	756
Telephone, postage, printing and stationery	860	504
Other administration expenses	3 327	1 655

	51 088	33 398

(I) CONSULTANTS’ FEES
Legal costs professional/technical	1 652	821
Information technology	418	606
Contractors/secondments	1 123	1 260
Finance/accounting	1 030	302
Human resource management	214	139
Communications	226	72
Other	457	190

	5 120	3 390

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7. Administration expenses (CONTINUED)

	2009 $000	2008 $000

(II) OUTSOURCED SERVICES
Information services	703	537
Registry charges	217	222
Economic services	106	99
Domestic and international clearing charges	294	242
Bank charges	205	176
Other	52	41

	1 577	1 317

8. Income tax expense

Current tax	11 116	15 942
Deferred tax	(889)	(261)

	10 227	15 681

Deferred income tax included in income tax expense comprises:
Increase in deferred tax assets	(890)	(283)
Increase in deferred tax liabilities	1	22

	889	261

NUMERICAL RECONCILIATION OF INCOME TAX EXPENSE TO PRIMA FACIE TAX PAYABLE
Operating loss from continuing operations before income tax expense	(4 585 041)	(65 024)
Add back
Operating (surplus)/loss from non taxable pools:
Capital markets operations	(19 377)	117 436
Long term assets	4 638 471	—

OPERATING PROFIT FROM TAXABLE POOLS	34 053	52 412

Tax at the Australian tax rate of 30% on taxable pools	10 215	15 723

Tax effect of amounts which are not (taxable)/deductible in calculating taxable income:
Share of net profit of jointly controlled entities	(36)	(76)
Other	48	34

INCOME TAX EXPENSE	10 227	15 681

Deferred income tax at 30 June relates to the following:

DEFERRED TAX ASSETS
Accruals	685	239
Employee benefits	1 572	1 128

DEFERRED TAX ASSET	2 257	1 367

DEFERRED TAX LIABILITY
Property, plant and equipment	23	22

Current tax liability	11 116	15 942
Deferred tax liability	23	22

TAX LIABILITIES	11 139	15 964

ANNUAL REPORT 2008-2009 39	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

9. Receivables

	2009 $000	2008 $000

GST receivable	7 780	4 288
Sundry debtors	1 778	1 982
Prepayments	998	234
Operating lease receivable	116	1 216

	10 672	7 720

10. Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS

Money market deposits	2 850 686	841 179
Discount securities	12 033 545	7 576 312
Commonwealth and state securities(1)	5 820 281	3 842 084
Floating rate notes	4 408 159	3 872 355
Other investments	1 361 841	562 193

	26 474 512	16 694 123

(1)	QTC maintains holdings of its own stocks. These holdings have been excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 17).

The total includes investments made to manage:

•	deposits of $7 793.010 million (2008 $8 251.872 million)

•	surpluses and reserves of $335.847 million (2008 $292.644 million)

•	cross border lease deferred income of $109.731 million (2008 $118.328 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

LONG TERM ASSETS

Investments in unit trusts - QIC:

QIC Investment Trust No.2	13 346 492	—
QIC Property Fund	1 643 578	—
QIC Strategic Fund No.2	617 285	—
QIC Diversified Infrastructure Fund No.2	830 923	—
QIC Private Equity Fund No.2	327 059	—
QIC International Property Fund	191 542	—
QIC International Property Development Trust	526	—
QIC Treasury Infrastructure Trust	466 783	—
Queensland BioCapital Fund No.1	22 722	—
Queensland BioCapital Fund No.2	23 124	—

	17 470 034	—

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10. Financial assets at fair value through profit or loss (CONTINUED)

LONG TERM ASSETS

	MINIMUM	MAXIMUM	2009 $000	2008 $000

The underlying assets of the trusts consist of the following asset classes:

Growth assets
Australian equities	15%	25%	2 943 701	—
International equities	15%	25%	2 919 243	—
Diversified alternatives	0%	10%	971 334	—

Unlisted assets
Infrastructure	0%	10%	845 550	—
Private equity	0%	5%	321 449	—
Real estate	5%	15%	2 285 080	—

Defensive assets
Fixed interest	15%	45%	6 002 703	—
Cash	0%	15%	1 180 974	—

Currency	0%	20%	—	—

			17 470 034	—

The Long Term Asset investments consist of units in unlisted trusts held with QIC.

As these assets were transferred to QTC on 1 July 2008, no comparatives are applicable.

11. Derivative financial assets

	2009 $000	2008 $000

Interest rate swaps	250 946	63 435
Cross currency swaps	86 333	—
Forward rate agreements	155 337	160 556
Foreign exchange contracts	633	423

	493 249	224 414

ANNUAL REPORT 2008-2009 41	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

12. Onlendings

			2009 $000	2008 $000

Government departments and agencies			9 713 198	6 163 949
Government-owned corporations			20 902 441	16 970 788
Local government			2 402 268	3 038 545
Queensland water entities			7 848 605	3 836 291
Tollway companies			2 370 069	1 799 454
Statutory bodies			898 307	793 672
QTC related entities(1)			259 103	294 130
Other bodies			11 469	11 408
Cooperative housing society loans			2 286	3 457
Provisions for impaired loans	(I	)	(230)	(188)

			44 407 516	32 911 506

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 17 and note 32). The onlending is offset by a deposit of $259 million (2008 $294 million) held by QTC on behalf of the lessee of the terminal (refer note 17).

(I) ASSET QUALITY

MOVEMENT IN PROVISIONS FOR IMPAIRED LOANS

Balance at 1 July	188	155
Charge against profit	42	33

Balance at 30 June	230	188

Impaired assets consist of non-accrual loans and restructured loans in respect of co-operative housing societies. Non-accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk. There were no restructured loans at 30 June 2009. Past due loans are loans where principal and or interest are in arrears but full recovery of principal and interest is expected.

The following table provides an analysis of QTC’s impaired assets.

NON-ACCRUAL LOANS
With specific provisions	570	463
Less specific provisions for impaired loans	(230)	(188)

NET NON-ACCRUAL LOANS	340	275

PAST DUE LOANS
Not more than one month	376	1 040
More than one month and not more than three months	41	536
More than three months and not more than six months	564	737
More than six months and not more than one year	355	—

TOTAL PAST DUE LOANS	1 336	2 313

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13. Property, plant and equipment

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT $000	FURNITURE, FITTINGS AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY (1) $000	TOTAL $000

GROSS CARRYING AMOUNT
Balance at 1 July 2007	3 559	27 705	15 218	46 482
Acquisitions	14	344	51 538	51 896
Disposals	(369)	(149)	—	(518)

Balance at 30 June 2008	3 204	27 900	66 756	97 860

Balance at 1 July 2008	3 204	27 900	66 756	97 860
Acquisitions	448	814	79 936	81 198
Disposals	(714)	(24 570)	(14 284)	(39 568)

BALANCE AT 30 JUNE 2009	2 938	4 144	132 408	139 490

ACCUMULATED DEPRECIATION
Balance at 1 July 2007	2 800	13 970	4 227	20 997
Disposals	(369)	(147)	—	(516)
Depreciation expense	259	3 531	1 928	5 718

Balance at 30 June 2008	2 690	17 354	6 155	26 199

Balance at 1 July 2008	2 690	17 354	6 155	26 199
Disposals	(582)	(17 408)	(6 465)	(24 455)
Depreciation expense	195	3 015	9 284	12 494

BALANCE AT 30 JUNE 2009	2 303	2 961	8 974	14 238

Net book value 30 June 2008	514	10 546	60 601	71 661

NET BOOK VALUE 30 JUNE 2009	635	1 183	123 434	125 252

(1)	Plant and machinery consists mainly of buses which QTC leases to public sector entities under a whole of government lease facility.

14. Intangible assets

	2009 $000	2008 $000

GROSS CARRYING AMOUNT
Balance at 1 July	5 169	2 683
Acquisitions(1)	2 125	2 601
Disposals & writeoff(2)	(2 090)	(115)

BALANCE AT 30 JUNE	5 204	5 169

ACCUMULATED DEPRECIATION AND IMPAIRMENT
Balance at 1 July	2 330	2 192
Disposals	(53)	(115)
Amortisation expense	166	253

BALANCE AT 30 JUNE	2 443	2 330

NET BOOK VALUE 30 JUNE	2 761	2 839

(1)	Includes $2.053 million of internally developed software not yet commissioned.
(2)	Includes $2.037 million of internally generated software costs written back against profit in the current financial year.

ANNUAL REPORT 2008-2009 43	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

15. Payables

	2009 $000	2008 $000

Cross border lease deferred income	109 731	118 328
Whole of Government Debt Pool net position	76 428	22 855
Administration expenses	16 129	6 662
Employee benefits	4 102	3 760
Unearned revenue	1 117	917
Other creditors	815	316

	208 322	152 838

16. Derivative financial liabilities

Interest rate swaps	27 827	229 432
Forward rate agreements	157 642	209 734
Foreign exchange contracts	310 216	13 695
Credit default swaps	26 409	8 932
Cross currency swaps	22 879	12 175

	544 973	473 968

17. Financial liabilities at fair value through profit or loss

INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS	2009 $000	2008 $000

DOMESTIC
Treasury notes	2 241 181	998 023
Bonds	49 102 736	24 865 403
Credit foncier loans	1 112	1 480

	51 345 029	25 864 906

OFFSHORE
Commercial paper(1)	2 462 683	446 599
Bonds(2)	7 275 732	14 003 465
Medium-term notes(3)	1 540 790	413 180

	11 279 205	14 863 244

TOTAL INTEREST BEARING LIABILITIES	62 624 234	40 728 150

(1)	Includes $14.4 million (2008 $212.6 million) of AUD denominated commercial paper borrowed in overseas markets.
(2)	Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.
(3)	Includes $114.0 million (2008 $108.8 million) of AUD denominated notes borrowed in the Euro medium-term note market.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 21 (a)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

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◀ BACK	44 QUEENSLAND TREASURY CORPORATION

17. Financial liabilities at fair value through profit or loss (CONTINUED)

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table.

2009
INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

DOMESTIC
Treasury notes	2 241 181	2 249 000	(7 819)
Bonds	49 102 736	48 004 532	1 098 204
Credit foncier loans	1 112	1 041	71

	51 345 029	50 254 573	1 090 456

OFFSHORE
Commercial paper	2 462 683	2 464 246	(1 563)
Bonds	7 275 732	7 075 848	199 884
Medium-term notes	1 540 790	1 430 548	110 242

	11 279 205	10 970 642	308 563

	62 624 234	61 225 215	1 399 019

2008
INTEREST BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

DOMESTIC
Treasury notes	998 023	1 000 000	(1 977)
Bonds	24 865 403	25 563 613	(698 210)
Credit foncier loans	1 480	1 362	118

	25 864 906	26 564 975	(700 069)

OFFSHORE
Commercial paper	446 599	452 147	(5 548)
Bonds	14 003 465	14 380 162	(376 697)
Medium-term notes	413 180	398 898	14 282

	14 863 244	15 231 207	(367 963)

	40 728 150	41 796 182	(1 068 032)

ANNUAL REPORT 2008-2009 45	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

17. Financial liabilities at fair value through profit or loss (CONTINUED)

	2009 $000	2008 $000

CUSTOMER DEPOSITS – CAPITAL MARKETS OPERATIONS
Government owned corporations	1 428 142	1 232 256
Local governments	2 413 819	1 766 211
Statutory bodies	2 656 292	3 343 142
Government departments and agencies	253 432	134 286
Tollway companies	106 517	157 812
Queensland water entities	251 046	140 238
QTC related entities	48 197	47 081
Other depositors (1)	368 348	383 897

	7 525 793	7 204 923

Collateral	4 833	—
Repurchase agreements	262 384	1 046 949

TOTAL DEPOSITS	7 793 010	8 251 872

(1)	Includes a security deposit of $259 million (2008 $294 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

18. Financial liabilities at amortised cost

FIXED RATE NOTE – LONG TERM ASSETS
State Government	22 108 505	—

	22 108 505	—

On 1 July 2008, a fixed rate note was issued to the State Government in exchange for the transfer of investments in unit trusts (Long Term Assets) held and managed by QIC. The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

19. Reserves

GENERAL RESERVE
Balance at 1 July	39 082	39 082

Balance at 30 June	39 082	39 082

CREDIT RISK RESERVE (1)
Balance at 1 July	34 000	28 129
Transfer from retained surplus	92 332	5 871

Balance at 30 June	126 332	34 000

BASIS RISK RESERVE (2)
Balance at 1 July	53 500	16 500
Transfer (to)/from retained surplus	(29 000)	37 000

Balance at 30 June	24 500	53 500

TOTAL	189 914	126 582

(1)	As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios. These activities expose QTC to credit risk due to the growth in counterparty exposures. As a consequence, additional funds have been transferred to the Credit Risk Reserve.

In addition to its portfolio management activities, QTC also invests funds on behalf of its customers which are held in the QTC Cash Fund. QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident at the 99% level, that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period, will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

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20. Notes to the cash flow statement

	2009 $000	2008 $000
(A) RECONCILIATION OF PROFIT/(LOSS) AFTER TAX TO NET CASH USED IN OPERATING ACTIVITIES – CAPITAL MARKETS OPERATIONS

PROFIT/(LOSS) FOR THE YEAR	43 203	(80 705)

NON-CASH FLOWS IN OPERATING SURPLUS
Interest-bearing liabilities – net unrealised loss	1 136 719	46 015
Interest-bearing liabilities – net unrealised exchange loss	30 655	117 552
onlendings net unrealised (gain)/loss	(104 040)	36 854
Financial assets at fair value through profit or loss – net unrealised (gain)/loss	(64 476)	87 027
Financial assets at fair value through profit or loss – net unrealised exchange (gain)/loss	(1 904)	699
Deposits – net unrealised loss	2 470	195
Depreciation of property, plant and equipment	12 494	5 718
net (gain)/loss on sale of property, plant and equipment	(1 312)	1
Amortisation of intangibles	166	253
Impairment of intangibles	2 037	—
Doubtful debts expense cooperative housing societies	42	33
Share of profit from investments accounted for using the equity method	(120)	(254)

CHANGES IN ASSETS AND LIABILITIES
Increase in financial assets at fair value through profit or loss – net accrued interest	(25 200)	(47 435)
(Increase)/decrease in financial assets at fair value through profit or loss – net discount/premium	(179 989)	101 807
Increase in deferred tax asset	(890)	(283)
Increase in onlendings – net accrued interest	(240)	(183)
Increase in receivables	(2 189)	(4 992)
(Increase)/decrease in prepayments	(763)	142
Increase in interest-bearing liabilities – net accrued interest	95 636	98 138
Increase/(decrease) in interest-bearing liabilities – net discount/premium	878 090	(817 720)
(Decrease)/increase in deposits net accrued interest	(4 123)	1 936
Increase/(decrease) in payables	55 484	(27 740)
Increase in deferred tax liability	1	22
(Decrease)/increase in income tax equivalent payable	(4 826)	2 457

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	1 866 924	(480 463)

(B) CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the cash flow statement:

•	loan advances to and redemptions from customers
•	receipt and withdrawal of customer deposits, and
•	money market and other deposits.

(C) LONG TERM ASSETS

No external cashflow is generated from the long Term Assets as deposits and withdrawals from the fixed rate note result in a corresponding change to the investments held. Interest on the fixed rate note is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3 ).

ANNUAL REPORT 2008-2009 47	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

21. Financial risk management

CAPITAL MARKETS OPERATIONS

QTC’s activities expose it to a variety of financial risks; market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. QTC’s overall financial risk management program focuses on managing volatility and seeks to minimise potential adverse effects of financial risks on the financial performance of QTC and its customers. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

All financial risk management activities are conducted within Board approved policies. The Board approves written policies for overall risk management, as well as specific areas such as managing foreign exchange, interest rate and credit risks, the use of derivative financial instruments and investing excess liquidity.

Robust systems are in place for managing financial risk, and compliance with financial risk policies is monitored closely. The financial risk management process, including daily measuring and monitoring of market risk exposure and daily measuring of actual performance against benchmark performance, as well as the Counterparty Credit Limit Framework and Approvals Process, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management) and the Risk Management Committee of the Board.

All breaches of the Financial Risk Management Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Risk Management Committee.

(A)	MARKET RISK

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios.

QTC uses a Board approved Value-at-Risk (VaR) framework to manage QTC’s exposure to market risk. The VaR risk measure estimates the potential loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data. Depending on the liquidity of the underlying financial instruments, either a 10 day or 20 day holding period is used. QTC has developed scenario analysis capabilities to complement VaR.

(i)	Foreign exchange risk

QTC has facilities that allow for borrowing in foreign currencies. As QTC’s customers have no foreign currency funding requirements, all foreign currency borrowings are either hedged to Australian dollars to ensure no currency risk or utilised to invest in a foreign currency financial asset, effectively eliminating any foreign currency exposure. As such, QTC is not impacted by changes in foreign exchange rates.

At times, QTC’s Cash Fund invests in foreign currency assets. These investments are always hedged through the use of derivatives to achieve a net Australian dollar exposure.

QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

	BORROWINGS		OFFSHORE INVESTMENTS		FORWARD EXCHANGE CONTRACTS		NET EXPOSURE
	2009 $000	2008 $000	2009 $000	2008 $000	2009 $000	2008 $000	2009 $000	2008 $000

USD	(2 554 448)	(155 465)	2 246	2 655	2 552 202	152 810	—	—
EUR	(234 684)	—	—	—	234 684	—	—	—
GBP	(51 393)	(41 118)	—	—	51 393	41 118	—	—
NZD	(703 973)	(296 898)	—	—	703 973	296 898	—	—
SGD	(39 884)	—	—	—	39 884	—	—	—
YEN	(193 449)	—	—	—	193 449	—	—	—

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21. Financial risk management (CONTINUED)

(A) MARKET RISK (CONTINUED)

(ii) Interest rate risk

In managing the interest rate risk on behalf of customers, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument due to interest rate movements. To manage the risk of non-parallel yield curve movements, QTC allocates portfolio cash flows to a series of time periods and calculates the duration for each of these time periods against the benchmark duration for each of these periods. The same process is also used for QTC’s Cash Fund. All costs or benefits of managing customer debt portfolios are passed on to the customer meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk for QTC and its customers.

In most instances, interest rate swaps are utilised to change the interest rate exposure of medium to long term fixed rate borrowings into floating rate borrowings to minimise refinancing risk. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. Under interest rate swaps, QTC agrees with other parties to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Where interest rate swaps are used, QTC is exposed to basis risk. This risk gives rise to a mark to market exposure to movements between the Swap curve (effectively the rate at which interest rate swaps are valued and the rate off which floating rate investments are valued) and the QTC curve (the rate at which QTC debt is valued). The swap risk is inherent in QTC’s approach to raising floating rate funds.

•	VaR impact

With the increase in market volatility and uncertainty due to the global financial crisis, together with the large increase in customer borrowing requirements and QTC’s strategy to increase its forward funding reserves, there has been a significant increase in the reported Value-at-Risk over the last two years which at 30 June was as follows:

	2009	2008
Interest rate risk VaR	$62M	$58M

The above VaR calculation does not include the mark to market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2009, QTC had an exposure of approximately $680,000 per basis point to changes in credit spreads.

•	Accounting impact

As a consequence of government (Commonwealth and State) decisions during the year (e.g. guarantee of bank debt and AUD State debt, exemption of State issued debt from Income Withholding Tax (IWT)), the credit downgrade of Queensland/QTC from AAA to AA+ and projected future State budget deficits, QTC bond spreads fluctuated widely against market benchmarks such as swap, Commonwealth bonds and other semi-government bonds. The increased level of basis risk generated by funding 12 months in advance of commitments created volatility in mark-to-market asset valuations due to the nature of the hedging instruments held against surplus debt, for example futures and other RBA repo eligible securities such as semi-government bonds. This resulted in realised and unrealised accounting losses for the year of $27.7 million.

In relation to swap basis risk created by liability swapping of term debt to generate floating rate funding, the QTC curve traded above swap for the majority of 2008-09 resulting in mark-to-market accounting gains of $100.8 million. While some of these gains have been realised, QTC is likely to hold some swap positions and other investments until maturity such that any unrealised mark-to-market gains may be reversed over the life of the funding strategy.

QTC invests funds on behalf of its customers which are held in the QTC Cash Fund. Due to the ongoing widening of credit spreads over 2008-09, the value of the assets held in the Cash Fund were written down by $55.3 million due to unrealised mark-to-market accounting losses.

It has not been QTC’s practice to pass on credit margin changes, either positive or negative, as a result of credit spread movements in the returns to Cash Fund participants.

QTC does not expect any losses to be realised in the future as the credit quality of its investments remains very high. In addition, as QTC generally holds the Cash Fund assets to maturity, it is expected that the unrealised losses will be reversed in future financial years.

(B) LIQUIDITY AND FINANCING RISKS

QTC maintains its domestic and global benchmark bonds as its core medium and long-term funding facilities and its euro-commercial paper facility and domestic treasury note facility as its core short-term funding facilities. In addition, QTC has in place a US commercial paper facility and a Euro medium term note facility. These facilities ensure that QTC is readily able to access the domestic and international financial markets. QTC’s extensive range of funding facilities is detailed in note 26.

QTC also maintains sufficient liquidity to manage the duration of its debt portfolios.

The ongoing global liquidity and credit crises experienced over 2008-09 meant that the maturity date of funds raised by QTC was driven to a large extent by investor preferences, rather than by QTC. QTC borrowing customers were not affected by this as QTC held surplus debt on balance sheet in all benchmark bond maturities. While some difficulties were experienced, QTC was able to access attractively priced short, medium and long term funding due to the low absolute level of interest rates that can occur under these market stress situations. Changes implemented by QTC in the previous financial year to ensure liquidity was able to be provided to customers as required included the following:

•	increasing 11AM cash holdings from $300 million to a minimum of $500 million or 20 working days’ cash requirements (whichever is the higher) to fund unexpected cash outflows

•	increasing the time horizon for funding all known and anticipated cash flows (such as debt service payments and new borrowings) from 6 months to 12 months ahead of schedule based

•	on declining levels of coverage (ie sum of digits), and accessing the private placement market for long term funding when favourable opportunities arise.

The outcome was that QTC raised $22,366 million in 2008-09 (final borrowing requirement $15,589 million) resulting in extra funding of $6,777 million to be applied towards next year’s program.

The table overleaf sets out the contractual cashflows relating to assets and liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call whilst deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to customer onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie, loans are made based on the quality of the customer’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the over 5 year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2008-2009 49	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

21. Financial risk management (CONTINUED)

(B) LIQUIDITY AND FINANCING RISKS (CONTINUED)

CONTRACTUAL MATURITY AS AT 30 JUNE 2009	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Cash	814	—	—	—	—	814	814
Receivables	10 672	—	—	—	—	10 672	10 672
Onlendings #	708 860	713 141	1 213 723	9 593 876	48 436 389	60 665 989	44 407 746
Money market deposits	2 850 934	—	—	—	—	2 850 934	2 850 686
Discount securities	12 009 070	50 000	—	—	—	12 059 070	12 033 545
Commonwealth and semi-government securities	112 455	138 473	170 437	3 909 793	3 026 282	7 357 440	5 820 281
Floating rate notes	1 282 034	94 313	405 707	2 611 720	162 259	4 556 033	4 408 159
Other investments	451 302	74 229	294 248	611 085	—	1 430 864	1 361 841

TOTAL MONETARY ASSETS	17 426 141	1 070 156	2 084 115	16 726 474	51 624 930	88 931 816	70 893 744

FINANCIAL LIABILITIES
Payables	(208 322)	(11 116)	—	(23)	—	(219 461)	(219 461)
Deposits	(7 777 098)	(20 189)	—	—	—	(7 797 287)	(7 793 010)
Treasury notes	(2 214 000)	(35 000)	—	—	—	(2 249 000)	(2 241 181)
Domestic bonds	(3 522 862)	(937 015)	(7 970 083)	(27 240 863)	(22 907 772)	(62 578 595)	(49 102 736)
Credit foncier loans	(97)	(101)	(185)	(822)	(10)	(1 215)	(1 112)
Commercial paper	(2 388 571)	(67 676)	(8 000)	—	—	(2 464 246)	(2 462 683)
Global bonds	(1 480 263)	(106 600)	(491 919)	(3 713 889)	(2 732 418)	(8 525 088)	(7 275 732)
Medium-term notes	(498 017)	(5 306)	(47 385)	(282 338)	(1 201 136)	(2 034 182)	(1 540 790)

TOTAL MONETARY LIABILITIES	(18 089 230)	(1 183 003)	(8 517 572)	(31 237 934)	(26 841 335)	(85 869 074)	(70 636 705)

NET DERIVATIVES	(940 301)	(96 519)	62 005	425 390	873 961	324 535	(51 723)

NET MONETARY ASSETS/(LIABILITIES)	(1 603 390)	(209 366)	(6 371 452)	(14 086 070)	25 657 555	3 387 277	(205 316)

CUMULATIVE	(1 603 390)	(1 812 756)	(8 184 208)	(22 270 278)	3 387 277	—

#	QTC’s onlendings to Government owned corporation customers are based on the quality of the business and financial strength of the customer. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than 5 years with the interest rate risk of these loans being managed based on the customer’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

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◀ BACK	50 QUEENSLAND TREASURY CORPORATION

21. Financial risk management (CONTINUED)

(B) LIQUIDITY AND FINANCING RISKS (CONTINUED)

CONTRACTUAL MATURITY AS AT 30 JUNE 2008	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Cash	1 372	—	—	—	—	1 372	1 372
Receivables	7 485	—	—	—	—	7 485	7 485
Onlendings #	1 437 756	1 434 154	2 874 801	9 701 101	39 342 047	54 789 859	32 911 694
Money market deposits	841 200	—	—	—	—	841 200	841 179
Discount securities	7 635 308	—	—	—	—	7 635 308	7 576 312
Commonwealth and semi-government securities	745 280	76 934	100 384	2 495 133	1 555 999	4 973 730	3 842 084
Floating rate notes	177 547	210 826	289 731	3 035 327	217 191	3 930 622	3 872 355
Other investments	98 200	7 000	159 000	302 780	—	566 980	562 193

TOTAL MONETARY ASSETS	10 944 148	1 728 914	3 423 916	15 534 341	41 115 237	72 746 556	49 614 694

FINANCIAL LIABILITIES
Payables	(152 838)	(15 964)	—	—	—	(168 802)	(168 802)
Deposits	(8 111 972)	(22 628)	(127 062)	—	—	(8 261 662)	(8 251 872)
Treasury notes	(1 000 000)	—	—	—	—	(1 000 000)	(998 024)
Domestic bonds	(330 033)	(470 031)	(777 519)	(18 665 224)	(13 537 863)	(33 780 670)	(24 865 403)
Credit foncier loans	(97)	(103)	(200)	(1 123)	(92)	(1 614)	(1 480)
Commercial paper	(343 554)	(25 911)	(82 682)	—	—	(452 147)	(446 599)
Global bonds	(203 949)	(224 079)	(427 961)	(9 433 752)	(8 169 695)	(18 459 436)	(14 003 465)
Medium-term notes	(12 103)	(2 742)	(14 846)	(209 827)	(392 092)	(631 610)	(413 180)

TOTAL MONETARY LIABILITIES	(10 154 545)	(761 458)	(1 430 270)	(28 309 926)	(22 099 742)	(62 755 941)	(49 148 824)

NET DERIVATIVES	(493 387)	(606 079)	(165 199)	2 059 685	1 373 351	2 168 371	(249 553)

NET MONETARY ASSETS/(LIABILITIES)	296 216	361 377	1 828 447	(10 715 900)	20 388 846	12 158 986	216 317

CUMULATIVE	296 216	657 593	2 486 040	(8 229 860)	12 158 986	—

#	QTC’s onlendings to Government owned corporation customers are based on the quality of the business and financial strength of the customer. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than 5 years with the interest rate risk of these loans being managed based on the customer’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

ANNUAL REPORT 2008-2009 51	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

21. Financial risk management (CONTINUED)

(C) CREDIT RISK

(i) Financial markets counterparties

QTC is exposed to credit risk. Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s Credit Risk Policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations. Counterparty credit limits are changed based on QTC’s view of the capacity of the counterparty to meet its obligation.

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure is calculated based on the market value of the exposure together with the value at risk which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

The following table represents QTC’s exposure to credit risk at 30 June:

CREDIT EXPOSURE
	2009 $000	2008 $000
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	31 415 361	21 407 615
DERIVATIVES
Interest rate swaps	620 184	733 359
Cross currency swaps	383 169	66 277
Foreign exchange contracts	159 537	40 547
Credit default swaps	361 615	357 539

QTC adopts a conservative approach to the management of credit risk with a strong bias to high quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties. The country of domicile, the counterparty’s credit metrics, the size of its fund raising programs and the asset composition and quality of the underlying security are also taken into account when determining limits.

QTC has a significant concentration of credit risk within the banking sector. This is unavoidable given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities.

With the global financial crisis having a significant financial impact on global banks/financial institutions and with continued volatility being experienced in financial markets, QTC continues to closely monitor its counterparty exposures. Counterparty limits continue to be reduced or withdrawn where a counterparty’s credit metrics or assets underlying a securitisation program have been identified as potentially posing a higher credit risk or are inconsistent with QTC’s Credit Policy.

Based on discussions with key financial market participants and resultant key themes identified, QTC is currently enhancing the policy framework used for the management of its derivative exposures and limits in line with best market practices which include the following:

•	expanded collateralisation of derivative exposures through Credit Support Annexes (CSAs), and

•	reviewing QTC’s VaR methodology in calculating its derivative exposures, where CSAs are in place.

Counterparty exposure by rating for all investments and derivative contracts is listed below:

		CREDIT EXPOSURE
	RATING	2009%	2008%
Long-term rating	AAA	32	41
	AA+	1	3
	AA	44	15
	AA-	6	16
	A+	8	15
	A	5	3
	A-	1	1
Short-term rating	A-1+	3	6

There is some minor exposure to downgraded counterparties rated below A- totalling $80 million, including an investment in Lehman Bros which was written down to $5.0 million at 30 June 2009 based on the expected recovery. In addition, there is an approved exception being a BBB+ counterparty, with a limit of $50 million and a maximum term of 90 days.

While QTC’s capital is not subject to regulatory oversight, QTC utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards to calculate and advise the Board of the amount of capital required to cover its credit risk.

(ii) Onlending counterparties

Counterparties for onlendings, with the exception of small exposures to Suncorp-Metway Limited, cooperative housing societies and primary producer cooperatives, are principally Queensland Government sector entities and in some cases an explicit Government guarantee exists. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Limited loans. As a consequence, these exposures are not included in QTC’s total credit exposure.

LONG TERM ASSETS

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk including changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QSuper Limited and QIC provide assistance to the LTAAB in discharging its responsibilities.

QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve the product objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy.

QSuper Limited provides a secretariat service which includes regular reports and advice on the performance of the investments. It provides independent oversight of the investment advice and services provided by QIC and regularly monitors and provides periodic strategic reviews of QIC’s activities and performance.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC, based on the long term average rate of return assumed in the triennial actuarial assessment of the State’s defined benefit liability. The rate is currently set at 7.5% per annum.

(A) MARKET RISK

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 10). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

(i) Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Index, the RBA official cash rate and a large number of currencies.

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Based on this assessment, a reasonably possible change in profit and equity on investments held at 30 June 2009 is as follows:

	PRICE RISK		PROFIT/EQUITY
	LOW %	HIGH %	DECREASE $000	INCREASE $000
Investments in unit trusts – QIC:
QIC Investment Trust No.2	-29%	29%	(3 870 483)	3 870 483
QIC Property Fund	-8%	0%	(131 486)	—
QIC Strategic Fund No.2	-11%	26%	(67 901)	160 494
QIC Diversified Infrastructure Fund No.2	-14%	29%	(116 329)	240 968
QIC Private Equity Fund No.2	-14%	30%	(45 788)	98 118
QIC International Property Fund	-13%	16%	(24 900)	30 647
QIC International Property Development Trust	-6%	7%	(32)	36
QIC Treasury Infrastructure Trust	-9%	22%	(42 010)	102 692
Queensland BioCapital Fund No.1	-1%	1%	(227)	227
Queensland BioCapital Fund No.2	-1%	1%	(231)	231

(B) LIQUIDITY RISK

No external cashflows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate note result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate note and distributions and fees on the Long Term Assets are capitalised.

The fixed rate note provided to the State Government in exchange for the Long Term Assets has a term of 50 years. Due to the long term nature of this arrangement, no liquidity risk has been identified.

22. Concentrations of borrowings and deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 26. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. QTC maintains regular contact with these depositors and therefore has a good knowledge of their forecast liquidity requirements.

Deposits for Stock Lending and Repurchase Agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

23. Contingent liabilities

The following contingent liabilities existed at balance date:

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy and CS Energy, Queensland Government owned corporations, or their subsidiaries, in the National Electricity Market to the value of $320 million (2008 $255 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•

QTC has provided guarantees to the value of $216 million (2008 $143 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. The likelihood of a loss being incurred through default by a counterparty is remote due to the high credit quality of the counterparty and the short term nature of stock lending. At 30 June 2009, no Queensland Treasury Corporation inscribed stock was lent to other financial institutions (2008 $124 million).

•

To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

ANNUAL REPORT 2008-2009 53	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

24. Leases

LEASE COMMITMENTS – QTC AS LESSEE

QTC has entered into the following commercial leases:

•	various motor vehicle lease agreements expiring within one to three years

•

61 Mary Street, Brisbane, for an initial term of ten years from 1 January 2003 to 31 December 2012, with an option to renew the lease after that date. Lease payments are increased to reflect market rentals, and

•

120 Edward Street, Brisbane, for an initial term of four years from November 2008 to November 2012, with an option to renew the lease after that date. Lease payments are increased to reflect CPI adjustments.

The future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2009 $000	2008 $000
LEASES PAYABLE
Not longer than 1 year	2 401	1 687
Longer than 1 year but not longer than 5 years	5 923	5 776
Longer than 5 years	—	—

	8 324	7 463

LEASING ARRANGEMENTS – QTC AS LESSOR

OPERATING LEASES

QTC has entered into operating leases as lessor under a whole of government lease facility which include buses, furniture and fittings and information technology equipment. These non-cancellable leases have remaining terms of between 1 and 10 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

LEASE RECEIVABLE
Not longer than 1 year	20 222	14 518
Longer than 1 year but not longer than 5 years	79 959	39 249
Longer than 5 years	41 019	22 025

	141 200	75 792

FINANCE LEASES

QTC entered into a financial arrangement in relation to the Willawong Bus Depot comprising a headlease and sublease. Under the headlease, QTC made an upfront payment for the rights and limited obligations to a parcel of land for a term of 25 years ending 25 June 2034. Under the sublease, QTC acts as lessor and receives payments over the term.

Finance charges include interest and fees associated with the leases including a guarantee and risk fee.

The leases are non-cancellable. Details of the minimum rental receivable under the operating lease are as follows:

LEASE RECEIVABLE
Not longer than 1 year	2 825	—
Longer than 1 year but not longer than 5 years	15 678	—
Longer than 5 years	91 523	—

	110 026	—
Less amounts representing finance charges	(65 626)	—

	44 400	—

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25. Forward starting fixed rate loan commitments

QTC has entered into fixed rate loan agreements with certain customers to lock in interest rates on all or part of future borrowing requirements.

QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows:

	2009 $000	2008 $000

Not longer than 1 year	293 765	1 378 263
Longer than 1 year but not longer than 5 years	230 500	524 264

	524 265	1 902 527

26. Funding facilities

FACILITY	CURRENCY	LIMIT		FACE VALUE ON ISSUE 2009 $M		FACE VALUE ON ISSUE 2008 $M

ONSHORE FACILITIES
Domestic Benchmark Bonds	AUD		UNLIMITED	AUD	48 585	AUD	26 275
Capital Indexed Bond	AUD		UNLIMITED	AUD	734	AUD	583
Treasury Note	AUD		UNLIMITED	AUD	2 249	AUD	1 000
Other	AUD		N/A	AUD	603	AUD	595

OFFSHORE FACILITIES
Global Benchmark Bonds	AUD	AUD	20 000	AUD	7 076	AUD	14 380
Euro Commercial Paper	MULTICURRENCY	USD	10 000	USD	1 066	USD	386
US Commercial Paper	MULTICURRENCY	USD	5 000	USD	936	USD	50
Euro Medium-Term Note	MULTICURRENCY	USD	10 000	USD	809	USD	384
US Medium-Term Note	MULTICURRENCY	USD	10 000	USD	350		—

The facility limits for QTC’s offshore funding programs have increased significantly from 30 June 2008 in response to both the actual and expected increase in borrowings to fund the State’s expanded infrastructure program. The objective is to maintain the funding flexibility required to deliver the cheapest cost of funds to the State, while mitigating the risks associated with managing liquidity in the current uncertain market environment.

ANNUAL REPORT 2008-2009 55	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

27. Related party transactions

A related party is one that controls, or is controlled by, or under common control with the entity. QTC has assessed that all State of Queensland controlled entities meet the definition of a related party under AASB 124 Related Party Disclosures. Local governments and public universities are not State controlled and are therefore not included as part of these disclosures.

(A) ULTIMATE CONTROLLING ENTITY

The immediate controlling entity and ultimate controlling entity during the year was the Under Treasurer of Queensland as the Corporation Sole of QTC.

(B) KEY MANAGEMENT PERSONNEL

Disclosures relating to key management personnel are set out in note 28.

(C) INVESTMENTS IN ASSOCIATES AND OTHER COMPANIES

Details of investments in associates and other companies are set out in notes 31 and 32.

(D) TRANSACTIONS WITH RELATED PARTIES

Transactions undertaken with related parties during the year include the provision of lending, investment, advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

The following revenue was earned and expenses incurred as a consequence of transactions with related parties:

	2009 $000	2008 $000

SALE OF GOODS AND SERVICES
Revenue – fees charged (Queensland Treasury)	4 234	1 230
Revenue – fees charged (associated companies)	199	191
Revenue – fees charged (other State of Queensland controlled entities)	35 938	28 508
Interest on onlendings (Queensland Treasury)	486 102	173 440
Interest on onlendings (associated companies)	13 420	15 326
Interest on onlendings (other State of Queensland controlled entities)	2 958 336	1 195 017
Net change in fair value of unit trusts (QIC)	(3 032 408)	—

PURCHASE OF GOODS AND SERVICES
Income tax equivalent amount (Queensland Treasury)	11 062	15 942
Directors fees (Queensland Treasury)	36	40
Payment of services (Queensland Treasury)	20	114
Payment of services (other State of Queensland controlled entities)	2 630	2 384
Payment of services (QIC)	47 520	—
Interest on deposits (Queensland Treasury)	29	43
Interest on deposits (associated companies)	16 155	24 316
Interest on deposits (other State of Queensland controlled entities)	252 506	314 835
Interest on fixed rate note (State Government)	1 558 543	—

OTHER TRANSACTIONS
Recovery of staff secondments (Queensland Treasury)	1 221	1 682
Recovery of staff secondments (associated companies)	2 736	2 280
Recovery of staff secondments (other State of Queensland controlled entities)	412	288

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27. Related party transactions (CONTINUED)

(E) OUTSTANDING BALANCES

The following balances are outstanding at reporting date in relation to transactions with related parties:

	2009 $000	2008 $000

ASSETS
Onlendings (Queensland Treasury)	7 693 099	4 169 024
Onlendings (associated companies)	259 103	294 130
Onlendings (other State of Queensland controlled entities)	33 801 451	25 220 116
Investments in unit trusts (QIC)	17 470 034	—
Other receivables (Queensland Treasury)	373	418
Other receivables (associated companies)	870	682
Other receivables (other State of Queensland controlled entities)	202	2 130

LIABILITIES
Deposits (Queensland Treasury)	146 143	534
Deposits (associated companies)	311 410	345 983
Deposits (other State of Queensland controlled entities)	4 218 432	4 665 122
Fixed rate note (State Government)	22 108 505	—
Payables (Queensland Treasury)	73 415	39 243
Payables (other State of Queensland controlled entities)	4 221	55

FACILITIES PROVIDED (UNDRAWN BALANCES)
Working Capital Facility (Queensland Treasury)	1 000 000	1 689 856
Working Capital Facility (associated companies)	1 000	1 000
Working Capital Facility (other State of Queensland controlled entities)	1 059 632	827 668

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements.

No provisions for doubtful debts have been raised in relation to any outstanding balances, and no expenses recognised in respect of bad or doubtful debts due from related parties.

Contributions to superannuation funds on behalf of employees are disclosed in note 7.

28. Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(A) COMPENSATION

(I) DISCLOSURE BY CATEGORY

CAPITAL MARKETS OPERATIONS	2009 $	2008 $

DIRECTORS
Short-term employment benefits (1)	354 955	327 565
Post-employment benefits (2)	13 023	11 714

TOTAL	367 978	339 279

EXECUTIVE OFFICERS
Short-term employment benefits (1)	2 201 239	2 107 219
Post-employment benefits (2)	157 336	126 072

TOTAL	2 358 575	2 233 291

(1)	Directors’ short term benefits include board members fees, and in relation to the Chairman, also includes reimbursement of telephone expenses and the provision of a car park. Executive officers’ short-term benefits include wages, annual leave, long service leave, bonuses and non-monetary benefits such as car parks and motor vehicle benefits.
(2)	Post-employment benefits include superannuation contributions made by the Corporation.

ANNUAL REPORT 2008-2009 57	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

28. Key management personnel (CONTINUED)

(II) DIRECTORS

Details of the nature and amount of each major element of the remuneration of the Directors are as follows:

	SHORT TERM EMPLOYMENT BENEFITS		POST EMPLOYMENT BENEFITS		TOTAL
	2009 $	2008 $	2009 $	2008 $	2009 $	2008 $

Sir Leo Hielscher – Chairman	117 726	110 553	—	—	117 726	110 553
Tim Spencer – Deputy Chairman (1)	47 974	45 109	—	—	47 974	45 109
Gillian Brown	36 325	34 044	3 269	3 064	39 594	37 108
David Coe (2)	—	21 845	—	1 966	—	23 811
John Dawson (3)	29 138	—	2 622	—	31 760	—
Marian Micalizzi	39 620	37 130	3 566	3 342	43 186	40 472
Bill Shields	44 552	41 754	—	—	44 552	41 754
Shauna Tomkins	39 620	37 130	3 566	3 342	43 186	40 472

(1)	Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.
(2)	Resigned 18 February 2008.
(3)	Appointed 01 September 2008.

No remuneration is payable to the Directors of the Long Term Asset Advisory Board which was established on 1 July 2008.

(III) EXECUTIVE OFFICERS

Executive Officers are those officers who are members of the Executive Management Team involved in the strategic direction, general management and control of the business at an organisational level.

Details of the nature and amount of each major element of the remuneration of the Executive Officers are as follows:

	SHORT TERM EMPLOYMENT BENEFITS		POST EMPLOYMENT BENEFITS		TOTAL
	2009 $	2008 $	2009 $	2008 $	2009 $	2008 $

Chief Executive	510 517	488 852	49 784	42 254	560 301	531 106
General Manager	345 333	335 971	30 322	22 163	375 654	358 134
General Manager	264 219	248 821	32 022	29 344	296 242	278 165
General Manager	217 758	210 667	26 210	18 678	243 969	229 345
General Manager	216 578	201 104	18 998	13 633	235 574	214 737

Short term benefits include wages, annual leave, long service leave and other non-monetary benefits, but exclude any at-risk performance payments (bonuses) for which they may be eligible.

(B) OTHER TRANSACTIONS

There were no loans to/from key management personnel during the financial year.

29. Remuneration of officers

AGGREGATE AT-RISK PERFORMANCE INCENTIVE REMUNERATION	YEAR OF ASSESSMENT
	2009 $	2008 $

Aggregate at-risk performance incentive paid or payable	3 297 767	2 766 105
Aggregate remuneration of employees to whom a performance incentive is payable	19 794 684	16 263 362
Number of employees to whom a performance incentive is payable	179	150

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30. Auditor’s remuneration

The external auditors (Queensland Audit Office) do not provide any consulting services to QTC.

Details of amounts payable to the auditors of QTC are shown below.

	2009 $	2008 $

AUDIT SERVICES
Audit of QTC	401 687	329 451

31. Investments in associates

		ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
ENTITY	PRINCIPAL ACTIVITIES	2009	2008	2009	2008

Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	2009 $000	2008 $000

INCOME STATEMENT
Revenues	30 270	35 550
Expenses	30 030	35 042

PROFIT BEFORE INCOME TAX EXPENSE	240	508
Income tax expense	—	—

NET PROFIT/(LOSS)	240	508

BALANCE SHEET
Current assets	26 683	26 379

TOTAL ASSETS	26 683	26 379

Current liabilities	25 380	24 305
Non-current liabilities	380	1 206

TOTAL LIABILITIES	25 760	25 511

NET ASSETS	923	868

QTC’s share of the joint venture entity’s result and retained profits, including movements in the carrying amount of the investment consists of:

SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at 1 July	334	80
Share of net result	120	254
Dividend received	(62)	—

Share of retained profits at 30 June	392	334

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at 1 July	434	180
Dividends received	(62)	—
Share of net result	120	254

Carrying amount at 30 June	492	434

ANNUAL REPORT 2008-2009 59	NEXT ▶

Notes to and Forming Part of the Financial Statements

FOR THE YEAR ENDED 30 JUNE 2009 (CONTINUED)

32. Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2009%	VOTING RIGHTS 2009%	BENEFICIAL INTEREST 2008%	VOTING RIGHTS 2008%
Queensland Treasury Holdings Pty Ltd (QTH) (1)	Holding company for a number of subsidiaries and investments	40	24	40	24

Queensland Lottery Corporation Pty Ltd (2)	Holds the lottery licence and trade marks on behalf of the State of Queensland	40	24	40	24

DBCT Holdings Pty Ltd (2)	Owns & leases bulk coal port facilities in North Queensland	20	12	20	12

Queensland Airport Holdings (Mackay) Pty Ltd (2)(4)	Hold the land for Mackay airport which it has leased under a 99 year lease arrangement	40	24	—	—

Queensland Airport Holdings (Cairns) Pty Ltd (2)(4)	Hold the land for Cairns airport which it has leased under a 99 year lease arrangement	40	24	—	—

City North Infrastructure Pty Ltd (2)	Manages the procurement of the Airport Link and Northern Busway Project	13.3	8	10	6

Sunshine Locos Pty Ltd (3)	Dormant	50	50	50	50

(1)	QTH holds an interest in Queensland Motorways Limited; 2 of a total 177 466 shares.
(2)	Beneficial interest and voting rights in the Company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
(3)	While a controlled entity of QTC, Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.
(4)	All shares were transferred to QTH on 12 May 2009.

33. Dividends

QTC is required to pay dividends to the Queensland Government as the Treasurer shall determine from time to time. At 30 June 2009, no dividend (2008: nil) has been provided for in the accounts of QTC.

34. Events subsequent to balance date

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

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Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to the provisions of the Financial Administration and Audit Act 1977 and other prescribed requirements.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2009, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane

19 August 2009

ANNUAL REPORT 2008-2009 61	NEXT ▶

Independent Auditor’s Report TO QUEENSLAND TREASURY CORPORATION

Matters Relating to the Electronic Presentation of the Audited Financial Report

The auditor’s report relates to the financial report of Queensland Treasury Corporation for the financial year ended 30 June 2009 included on Queensland Treasury Corporation’s website. The Corporation Sole is responsible for the integrity of the Queensland Treasury Corporation’s website. I have not been engaged to report on the integrity of the Queensland Treasury Corporation’s website. The auditor’s report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Queensland Treasury Corporation, to confirm the information included in the audited financial report presented on this website.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Report on the Financial Report

I have audited the accompanying financial report of Queensland Treasury Corporation which comprises the balance sheet as at 30 June 2009, and the income statement, statement of changes in equity and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and certificates given by the Under Treasurer – Queensland Treasury as the Corporation Sole and Chief Executive.

THE CORPORATION SOLE’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The Corporation Sole is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Administration and Audit Act 1977 and the Financial Management Standard 1997, including compliance with applicable Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In accordance with Accounting Standard AASB 101 Presentation of Financial Statements, the Corporation Sole states in Note2(a) that the financial report, comprising the financial statements and notes, complies with Australian Accounting Standards and International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

My responsibility to express an opinion on the financial report based on the audit is prescribed in the Auditor-General Act 2009. This Act, including transitional provisions, came into operation on 1 July 2009 and replaces the previous requirements contained in the Financial Administration and Audit Act 1997.

The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Corporation, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor General and QAO authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

AUDITOR’S OPINION

In accordance with s.40 of the Auditor-General Act 2009 –

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion –

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2008 to 30 June 2009 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

G G POOLE FCPA
Auditor-General of Queensland	Queensland Audit Office
Brisbane

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◀ BACK	62 QUEENSLAND TREASURY CORPORATION

Management Report FOR THE YEAR ENDED 30 JUNE 2009

Review of Operations

QTC made an operating loss after tax for the year ended 30 June 2009 of AUD4.595 billion consisting of the following operating segment results:

•	CAPITAL MARKET OPERATIONS

During the period from 1 July 2008 to 30 June 2009, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2009 for the Capital Markets Operations segment was AUD43.203 million.

•	LONG TERM ASSETS

On 1 July 2008, under an administrative arrangement the Queensland Government transferred a portfolio of assets (Long-Term Assets) to QTC. These assets were held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State a fixed rate note, initially set at 7.5% per annum, which is the current long term average rate of return on investments assumed in the triennial actuarial assessment of the State’s defined benefit liability. This arrangement has resulted in the State receiving a fixed rate of return on the note, while QTC bears the risks and rewards on the asset portfolio. The purpose of the transfer was to minimise the volatility in the General Government net operating position of the Queensland Government’s accounts as a result of the fluctuations in returns from the investment of these assets.

QTC made an operating loss after tax of AUD4.638 billion for the Long Term Assets segment. Portfolio performance has been affected by the poor performance and recorded by virtually all markets during the past year due to the impact of the global financial crisis and the subsequent global recession.

The losses incurred by the Long Term Assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Principal risks and uncertainties

The 2008-09 financial year was characterised by largely unprecedented and fundamental changes within the global financial markets, as major economies continued to grapple with the ongoing global credit and liquidity crises. The uncertainty in the global financial markets and the weak economic conditions are expected to continue making it extremely difficult to assess the impact on the operating results in the future.

G P BRADLEY	S R ROCHESTER
Corporation Sole	Chief Executive
Queensland Treasury Corporation

Brisbane

19 August 2009

ANNUAL REPORT 2008-2009 63	NEXT ▶

Appendix A: Loans to Customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 AUD 000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 AUD 000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009
BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	6 406	18 518	5.22	5.81
Department of Community Safety - Emergency Services	2 480	1 571	2.13	1.13
Department of Community Safety - Corrective Services	319	67	1.21	0.21
Department of Education, Training and the Arts	56 252	—	4.14	—
Department of Employment Economic Development and Innovation - Office of Racing	187	3 207	5.50	4.91
Department of Employment Economic Development and Innovation - Tourism Regional
Development and Industry	134 853	135 058	6.50	5.53
Department of Justice and Attorney-General	70 487	57 242	3.96	2.96
Department of Local Government Planning Sport and Recreation	15 080	—	N/A	—
Department of Premier and Cabinet - Arts Queensland	15 017	16 897	N/A	N/A
Department of Public Works - Administrative Services	119 793	95 817	4.75	4.14
Department of Public Works - Goprint	2 162	—	N/A	—
Department of the Premier and Cabinet	16 810	16 946	7.81	6.80
Department of Transport and Main Roads - Main Roads	1 014 980	1 077 315	N/A	7.35
Department of Transport and Main Roads - Queensland Transport	65 778	83 569	6.64	6.92
Forestry Plantations Queensland	75 577	79 282	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	324	154	1.75	0.76
QBuild	7 292	9 744	4.43	3.39
QFleet	256 605	258 559	N/A	N/A
Qld Fire and Rescue Authority	3 939	3 934	6.21	5.21
Queensland Ambulance Service	1 173	80	1.04	0.13
Queensland Audit Office	507	325	2.46	1.46
Queensland Health	123 061	122 875	9.96	8.96
Queensland Treasury	4 169 024	7 693 099	N/A	N/A
Sales and Distribution Services	5 844	4 113	N/A	N/A
Urban Land Development Authority	—	34 825	—	5.77

TOTAL	6 163 949	9 713 198

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	3 457	2 286	N/A	N/A

TOTAL	3 457	2 286

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	159 711	—	N/A	—
CS Energy Ltd	1 055 633	851 365	N/A	N/A
ENERGEX Ltd	3 255 581	3 889 263	N/A	N/A
Ergon Energy Corporation Limited	2 974 040	3 807 095	N/A	N/A
Eungella Water Pipeline Pty Ltd	32 667	32 896	14.87	13.74
Gladstone Ports Corporation	447 208	558 335	N/A	N/A
Port of Brisbane Corporation	577 293	671 994	N/A	N/A
Port of Townsville Limited	8 385	6 084	3.04	N/A
Ports Corporation of Queensland Limited	141 529	492 209	N/A	N/A
Powerlink	2 427 411	3 097 789	N/A	N/A
QR Limited	5 164 131	6 565 769	N/A	N/A
Stanwell Corporation Limited	127 151	258 822	N/A	N/A
SunWater	223 659	220 181	N/A	N/A
Tarong Energy Corporation Limited	376 389	450 640	N/A	N/A

TOTAL	16 970 788	20 902 441

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LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 AUD 000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 AUD 000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009
LOCAL GOVERNMENTS
Balonne Shire Council	2 568	2 257	9.04	8.94
Banana Shire Council	1 078	8 123	5.93	N/A
Barcaldine Regional Council	1 829	1 784	15.26	14.44
Barcoo Shire Council	107	99	6.87	5.82
Blackall Tambo Regional Council	740	599	7.18	7.22
Brisbane City Council	699 389	389 531	13.99	13.94
Bulloo Shire Council	1 546	1 453	8.57	7.73
Bundaberg Regional Council	47 492	45 796	11.18	10.87
Burdekin Shire Council	8 908	7 261	5.69	5.24
Cairns Regional Council	54 538	103 041	9.77	16.48
Carpentaria Shire Council	1 836	1 565	7.35	7.03
Cassowary Coast Regional Council	20 529	20 622	N/A	N/A
Central Highlands Regional Council	15 458	15 035	14.99	17.26
Charters Towers Regional Council	724	576	5.32	4.86
Cherbourg Aboriginal Council	88	—	0.51	—
Cloncurry Shire Council	4 433	3 880	8.85	8.54
Cook Shire Council	3 279	4 560	16.33	14.78
Diamantina Shire Council	992	1 956	10.24	8.09
Etheridge Shire Council	468	3 575	12.59	7.53
Fraser Coast Regional Council	96 205	114 162	13.97	13.03
Gladstone Regional Council	36 324	48 969	14.17	15.11
Gold Coast City Council	679 547	260 660	N/A	N/A
Goondiwindi Regional Council	803	432	4.17	5.74
Gympie Regional Council	4 447	13 889	8.02	16.53
Hope Vale Aboriginal Council	839	855	19.46	18.08
Ipswich City Council	117 701	189 035	N/A	N/A
Local Government Association of Queensland	715	1 347	N/A	N/A
Lockyer Valley Regional Council	1 266	664	5.31	6.85
Logan City Council	101 446	77 947	N/A	N/A
Longreach Regional Council	1 108	1 122	16.89	15.66
Mackay Regional Council	98 797	115 099	15.14	15.48
Maranoa Regional Council	10 556	9 942	12.93	12.43
McKinlay Shire Council	547	524	9.22	8.27
Moreton Bay Regional Council	216 829	269 464	N/A	N/A
Mount Isa City Council	3 951	10 173	5.76	15.52
Murweh Shire Council	2 679	3 614	11.46	8.97
North Burnett Regional Council	1 371	1 296	10.13	9.34
Paroo Shire Council	2 247	2 267	17.70	16.48
Redland City Council	123 838	42 245	11.11	13.32
Richmond Shire Council	—	2 322	—	9.47
Rockhampton Regional Council	97 968	126 327	11.86	11.56
Scenic Rim Regional Council	10 160	1 831	N/A	9.96
South Burnett Regional Council	14 360	14 195	N/A	N/A
Southern Downs Regional Council	17 612	19 738	14.84	14.48

ANNUAL REPORT 2008-2009 65	NEXT ▶

Appendix A: Loans to Customers (CONTINUED)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 AUD 000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 AUD 000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009
LOCAL GOVERNMENTS (CONTINUED)
Sunshine Coast Regional Council	201 166	112 160	7.19	10.48
Tablelands Regional Council	7 760	7 216	7.03	9.80
Toowoomba Regional Council	83 728	102 153	N/A	N/A
Torres Shire Council	1 837	1 743	7.84	6.85
Torres Strait Island Regional Council	604	603	13.12	12.21
Townsville City Council	207 140	205 042	14.88	13.84
Western Downs Regional Council	3 815	3 781	12.21	11.17
Whitsunday Regional Council	21 674	26 183	10.67	13.52
Winton Shire Council	3 501	3 556	18.16	16.87

TOTAL	3 038 545	2 402 268

STATUTORY BODIES
DRAINAGE BOARDS
East Deeral Drainage Board	18	10	2.01	1.05
Eugun Bore Water Authority	199	165	4.43	3.38
Matthews Road Drainage Board	9	4	1.56	0.58
GRAMMAR SCHOOLS
Brisbane Girls’ Grammar School	21 674	25 103	11.42	12.08
Brisbane Grammar School	9 459	12 193	5.20	11.25
Ipswich Girls Grammar School	5 305	20 580	N/A	N/A
Ipswich Grammar School	2 962	2 649	5.70	4.68
Rockhampton Girls Grammar School	3 882	4 176	18.47	17.32
Rockhampton Grammar School	10 873	10 862	16.43	15.37
Toowoomba Grammar School	775	253	1.67	0.56
Townsville Grammar School	9 585	12 437	12.24	12.35
RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	471	415	5.25	4.28
UNIVERSITIES
Griffith University	61 189	103 378	5.84	7.07
James Cook University	24 913	25 104	14.97	13.88
Sunshine Coast University	23 925	21 335	13.14	10.99
WATER BOARDS
Avondale Water Board	525	470	5.72	4.71
Fernlee Water Authority	120	952	13.48	19.32
Gladstone Area Water Board	134 732	137 587	25.21	21.53
Glamorgan Vale Water Board	85	68	8.08	8.70
Kelsey Creek Water Board	1 309	1 211	6.87	5.83
Mount Isa Water Board	4 003	3 903	9.92	8.85
Pioneer Valley Water Board	3 816	3 523	6.56	5.68
Riversdale Murray Valley Water Management Board	525	463	5.19	4.21
Six Mile Creek Water Board	25	3	1.10	0.11
WATER SUPPLY BOARDS
Bollon South Water Authority	746	741	11.47	10.47
Bollon West Water Authority	924	955	13.33	12.36
Ingie Water Authority	424	424	12.58	11.57

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◀ BACK	66 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2008 AUD 000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2009 AUD 000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2008	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2009
OTHER STATUTORY BODIES
Australian Agricultural Colleges Corporation	1 348	739	2.15	1.48
Stadiums Queensland	424 034	467 519	8.81	8.06
Mt Gravatt Showgrounds Trust	83	66	6.62	6.67
National Trust of Queensland	967	1 128	4.82	3.69
Queensland Rural Adjustments Authority	8 503	7 234	5.11	4.20
Queensland Racing	2 151	0	5.71	—
Queensland Studies Authority	1 198	730	2.25	1.27
South Bank Corporation	32 781	31 927	N/A	N/A
State Library of Queensland	137	—	0.91	—

TOTAL	793 672	898 307

QUEENSLAND WATER ENTITIES
Queensland Bulk Water Supply Authority	537 248	2 168 001	N/A	N/A
Queensland Bulk Water Transport Authority	3 731	1 785 151	N/A	N/A
Queensland Manufactured Water Authority	—	236 222	N/A	N/A
QLD Water Infrastructure Pty Ltd	604 707	765 736	N/A	N/A
SEQ Distribution Entity (Interim) Pty Ltd	—	13 416	N/A	N/A
SEQ Water Facility	185 251	—	N/A	N/A
SEQ Water Grid Manager	1 801	292 773	N/A	N/A
South East Queensland (Gold Coast) Desalination Company Pty Ltd	280 814	547 259	N/A	N/A
Southern Regional Water Pipeline Company Pty Ltd	930 286	143 073	N/A	N/A
Western Corridor Recycled Water Pty Ltd	1 292 453	1 896 975	N/A	N/A

TOTAL	3 836 291	7 848 605

SUNCORP-METWAY LTD
Suncorp Metway Facility	2 192	1 908	7.78	8.19

TOTAL	2 192	1 908

TOLLWAY COMPANY
Queensland Motorways Limited	1 799 454	2 370 069	N/A	N/A

TOTAL	1 799 454	2 370 069

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	294 130	259 103	N/A	N/A

TOTAL	294 130	259 103

OTHER BODIES
Aviation Australia Pty Ltd	2 546	2 546	12.49	11.48
Department of Education and the Arts - State Schools	68	24	0.89	6.13
Parents and Citizens Associations	6 603	6 990	5.75	6.08

TOTAL	9 216	9 561
GRAND TOTAL	32 911 693	44 407 746

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

* Average expected Term	- only includes standard principal and interest accounts
- ignores temporary funding and debt offset facility
- is not applicable for any non-standard principal and interest accounts

ANNUAL REPORT 2008-2009 67	NEXT ▶

Appendix B: Partners in Financial Markets 30 JUNE 2009

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP

ABN AMRO BANK NV/ROYAL BANK OF SCOTLAND	TELEPHONE

Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 085 1506

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE

Domestic (Australia)	+61 2 9227 1110
Global (London)	+44 203 229 2070

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE

Domestic (Australia)	+61 2 8225 6047
Global (London)	+44 207 986 9521

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE

Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE

Domestic (Australia)	+61 2 8258 1444
Global (London)	1800 125 606

JP MORGAN	TELEPHONE

Domestic (Australia)	+61 2 9220 1358
Global (London)	+44 207 777 9667

MACQUARIE BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 9391 3711
Global (London)	+44 203 037 4625

NATIONAL AUSTRALIA BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 796 4761

ROYAL BANK OF CANADA	TELEPHONE

Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 7008

TORONTO DOMINION BANK	TELEPHONE

Domestic (Singapore)	1800 646 497
Global (London)	+44 207 628 4334

UBS AG2	TELEPHONE

Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 621 7620

WESTPAC BANKING CORPORATION	TELEPHONE

Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Australia and New Zealand Banking Group Ltd	+61 2 9227 1772
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2688
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2740

MULTICURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 9817
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTICURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Deutsche Bank AG (London)	+44 207 545 8000
National Australia Bank Limited (Hong Kong and London)	+852 2526 5891
RBC Capital Markets (Sydney)	+61 2 9033 3300
UBS Ltd (London)	+44 207 329 0203

MULTICURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE

Includes all Domestic and Global AUD Bond Facility
Distribution Group[5] , and Nomura International Plc (London)	+44 207 521 2000

MULTICURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE

Australia and New Zealand Banking Group Limited	+1 212 8019 160
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Securities SMBC Europe	+61 3 9916 1388
Deutsche Bank Securities Inc (New York)[6]	+1 212 469 7500
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7380
RBS Greenwich Capital	+44 207 085 0000
TD Securities	+1 212 827 7325
UBS Investment Bank	+44 207 567 3782

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Reverse inquiry also permitted
5	Lead Arranger – UBS Ltd (London)
6	Lead Arranger

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ISSUING AND PAYING AGENTS

	CONTACT	TELEPHONE	FACSIMILE

AUD TREASURY NOTES
Austraclear Services Ltd Sydney	HELP DESK	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS	MARKINGS/TRANSFERS	+61 2 8280 7868	+61 2 9287 0315
Link Market Services Ltd

AUD GLOBAL BONDS			+1 615 835 3200
Deutsche Bank Trust Company Americas	CLIENT SERVICES	+1 615 835 3202	+1 615 866 3887

EURO COMMERCIAL PAPER		+44 207 547 7608
Deutsche Bank AG, London	CLIENT SERVICES	+44 207 547 1145	+44 207 547 3665

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	CLIENT SERVICES	+1 866 770 0355	+1 732 578 4635

EURO MEDIUM-TERM NOTES		+44 207 547 7608
Deutsche Bank AG, London	CLIENT SERVICES	+44 207 547 1145	+44 207 547 3665

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	CLIENT SERVICES	+1 866 797 2808	+1 732 578 4635

ANNUAL REPORT 2008-2009 69	NEXT ▶

Appendix C: Statutory and Mandatory Disclosure Statements

Accounts and Audit Committee

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, the following information, in addition to that disclosed in the Corporate Governance section, is provided.

The achievements of the Accounts and Audit Committee during the year included recommending the adoption of the half year and annual financial statements for the year ended 30 June 2009, review of external and internal audit reports and review of the Queensland Audit Officer’s Client Service Plan and the Internal Audit Plan as well as reviewing progress in implementing recommendations from internal and external audit.

The Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

Annual Greenhouse Gas Emissions

QTC is committed to supporting the Queensland Government’s Q2 target to cut Queensland’s greenhouse gas emissions by one third by 2020. This commitment includes implementation of the Government’s climate change and other environmental strategies.

Six gases have been identified under the Kyoto Protocol as the main greenhouse gas emissions that need to be reduced. The gases are carbon dioxide, hydrofluorocarbons, methane, nitrous oxide, perfluorocarbons and sulphur hexafluoride. As part of standard emission measurement practices these gases are reported as carbon dioxide equivalent emissions (CO2-e).

The Queensland Government continues to develop and improve whole of government data collection processes and systems to standardise reporting of its greenhouse gas emissions. For QTC, the key greenhouse emissions are those linked to the following business activities:

•	vehicle usage

•	electricity consumption

•	air travel, and

•	employee commuting.

The following table outlines the emissions relating to QTC during the period 1 July 2008 to 30 June 2009.

ACTIVITY	GREENHOUSE GAS EMISSIONS (TONNES OF CO2-E)

VEHICLE USAGE
Agency-owned vehicles	17

HIRED VEHICLES
Taxis, rental cars	22

ELECTRICITY CONSUMPTION
Purchased directly from an electricity retailer	603

Sourced through a third party	508

AIR TRAVEL
Domestic air travel on commercial airlines	279

International travel on commercial airlines	209

EMPLOYEE COMMUTING
Private motor vehicle, train, bus, city cat	233

Total emissions	1871

Internal audit

QTC has an established internal audit function, which it currently outsources to KPMG.

The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, adequate and efficient internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

•	AUDIT PLANNING

(a)	developing an annual audit plan based on the assessment of financial and business risks, which is aligned with the strategic goals and objectives of the Corporation and the key risks facing the Corporation and consulting with Management in relation to development of that plan

(b)	submitting the plan to the Accounts and Audit Committee for review and approval, and

(c)	developing and implementing an audit programme based on the plan, which is flexible enough to meet QTC’s changing business needs, including coordinating resources to carry out the plan and deal with special requests

•	ASSURANCE REPORTS

(a)	providing regular audit reports to Management and the Accounts and Audit Committee, and

(b)	providing periodic program management reports to Management and the Accounts and Audit Committee

•	COMPETENCE AND STANDARDS

(a)	developing and maintaining an appropriately skilled and professional audit team with sufficient knowledge, skills and experience to carry out the plan

•	PROCESS IMPROVEMENT

(a)	Constructively working with Management to challenge and improve established and proposed practices and to put forward ideas for process improvement

•	ADVICE

(a)	providing advice with respect to internal controls and business practices

The achievements of internal audit during the financial year include completing all internal audits in accordance with the approved annual audit plan, save that timing of some audits differed from the plan, for example because of timing of project work or resourcing issues and save for two internal audit reports that were completed after the end of the financial year.

Public Records Act Implementation

During the year, QTC also progressed its compliance with the provisions of the Public Records Act 2002 and the implementation of Information Standard 40: Recordkeeping and Information Standard 31: Retention and Disposal of Public records. QTC has been working with State Archives to develop a QTC specific Retention and Disposal Schedule. The focus for QTC has been on the management of its hard copy records. QTC expects to complete the project (with respect to hard copy records) by the end of 2009 and anticipates achieving additional business benefit, through the efficient and effective management of corporate records. QTC expects to give consideration to an electronic document management system in the next financial year (to replace its existing system know as IRMa).

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Overseas travel

QTC raises funds in offshore financial markets and, from time to time, Board directors and officers visit these markets to transact business on behalf of QTC. All overseas travel is approved by the Treasurer. In the year under review, international travel included:

POSITION OF OFFICER TRAVELLING	DESTINATION	REASON FOR TRAVEL	AGENCY COST $
Chairman; General Manager, Financial Markets	Manila, Brunei, Malaysia, India, Kazakhstan, Hong Kong, Macau Taiwan and Korea 10–24 July 2008	Undertook a series of meetings with Asian central banks and prime financial institutions to discuss QTC securities and market QTC AUD Global Bonds.	$28,800

Portfolio Manager, Financial Markets	Hong Kong, United Kingdom, Europe and United States 18–29 August 2008	Participated in Deutsche Bank’s Annual International Investor Mission. Included meetings with offshore central banks, policy authorities and leading international financial market organisations. Provided opportunities to develop a greater understanding and awareness of major factors (political, economic, credit and market) affecting investment fundamentals and world financial markets.	$20,000

Portfolio Manager	Hong Kong 20–28 Sept	Participated in Citigroup’s Annual Fixed Income Asia Pacific Conference.	$8,350

Chief Executive; General Manager, Financial Markets; Director, Treasury Department	New Zealand 1–3 October 2008	Undertook in a series of meetings with NZ-based investors. Opportunity to raise competitively priced funds in the NZ denominated Kauri Bond market and maintain/develop relationships with market participants.	$9,800

Chairman, LGIS; Chief Executive LGIS	United Kingdom 13–23 October 2008	Visited UK entities that provided similar services to LGIS to learn from their experiences, as well as entities that provide services not currently offered by LGIS that present potential new service opportunities that could be developed for Queensland.	$20,377

Under Treasurer; Chief Executive; General Manager, Financial Markets	Middle East, Europe, United Kingdom and United States 13–25 October 2008	Conducted meetings with QTC’s AUD Distribution Group and prime financial institutions (investors) to promote Queensland’s fiscal and economic management and strengths, and QTC’s AUD Global Bonds and other funding facilities.	$103,500

General Manager, Financial Markets; Senior Portfolio Manager, Funding	Japan 6–7 November 2008	Participated in Daiwa Securities SMBC Capital Markets Seminar (included attendance from of a variety of supra/sovereign and agency global debt issuers). Conducted a series of meetings with Japanese Investors to maintain/develop relationships within the market.	$20,400

Chairman; Chief Executive; General Manager, Financial Markets	Japan 14–18 December 2008	Undertook a series of meetings with Japanese market participants to update on changes of IWT Legislation and impact on QTC’s Global benchmark bond program.	$26,290

Portfolio Manager	Hong Kong 8–11 Feb 2009	Participated in Citigroup’s Annual Investor Conference.	$13,461

Chairman; Chief Executive; General Manager, Financial Markets	United Kingdom 30–31 March 2009	Conducted a series of meetings to gain first hand, from investors, an understanding of the potential appetite for a long dated (20 to 40 years) GBP denominated bond should QTC decide to issue.	$52,500

Senior Manager, Customer Solutions, Financial Markets; Portfolio Manager, Financial Markets	Japan 20–24 April 2009	Participated in Nomura Central Bankers Conference involving presentations by senior Japanese government officials and Nomura market economists and analysts, on the current state of the Japanese economy and financial markets.	$24,300

General Manager, Financial Markets; Portfolio Manager	United Kingdom 22–25 June 2009	Presented at UBS’s Conference to increase QTC’s profile as an issuer of high grade semi government bonds with a view to increase QTC’s placement power in the UK market.	$36,000

Public Sector Ethics Act Implementation

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act. QTC employees are required to comply with QTC’s Code of Conduct for employees (which sets out the ethics principles and obligations under the Public Sector Ethics Act) as well the Code of Conduct established by the Australian Financial Markets Association, of which QTC is a member. Both codes are available electronically to employees through QTC’s in-house information management system. Copies of these codes can be inspected by contacting QTC’s Human Resources Team (see Corporate Directory for contact details). Training is provided for new employees on ethical obligations as part of QTC’s induction process and on an ongoing basis.

QTC’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of QTC’s business and affairs. QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill.

QTC’s compliance policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, relevant government policies, and QTC’s own policies and procedures.

Remuneration: Board and Committee

For the QTC Board for the year ending 30 June 2009, the total remuneration payments made to the members was $367,978 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $39,339.47.

For the Long Term Asset Advisory Board for the ending year 30 June 2009, no remuneration or on-costs payments were made to the members.

Whistleblowers Protection Act 1994

Section 30(1) of the Whistleblowers Protection Act 1994 requires QTC to disclose, in its Annual Report, statistical information for the reporting period in respect of each type of information received about the number of disclosures received and the number of disclosures substantially verified. During the year under review, QTC has not received, nor had to substantially verify, any disclosures.

ANNUAL REPORT 2008-2009 71	NEXT ▶

Appendix D: Corporate Directory

Queensland Treasury Corporation

Level 14, 61 Mary Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

Internet: www.qtc.com.au

Queensland Treasury Corporation’s annual reports [ISSN 1837-1256 (print); ISSN 1837-1264 (online)] are available on QTC’s website: www.qtc.com.au. If you would like a report posted to you, please call QTC’s Communication Team on +61 7 3842 4685.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding QTC’s Annual Report, please contact the Communication Team on 07 3842 4685 and we will arrange for an interpreter to assist you.

If you would like to comment on our Annual Report, please complete the feedback form that can be downloaded from the Annual Reports page on our website.

EXECUTIVE

Telephone: +61 7 3842 4611	Facsimile: +61 7 3210 0262

TEAMS

FINANCIAL MARKETS
Telephone: +61 7 3842 4789	Facsimile: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS)
Telephone: +61 7 3842 4644	Facsimile: +61 7 3221 2486

STOCK REGISTRY SERVICES (LINK MARKET SERVICES LTD)
Telephone: 1800 777 166	Facsimile: +61 2 9287 0315

GOVERNMENT DEPARTMENTS AND AGENCIES
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

TREASURY SERVICES
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND
Telephone: +61 7 3842 4715	Facsimile: +61 7 3842 4958

MAJOR PROJECTS
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

CUSTOMER SUPPORT (TRANSACTIONS)
Telephone: 1800 641 057	Facsimile: +61 7 3221 2486

LEASING
Telephone: +61 7 3842 4648	Facsimile: +61 7 3842 4927

LG INFRASTRUCTURE SERVICES
Telephone: +61 7 3842 4700

CORPORATE ACCOUNTING
Telephone: +61 7 3842 4630	Facsimile: +61 7 3221 4122

CORPORATE COMMUNICATION
Telephone: +61 7 3842 4685	Facsimile: +61 7 3211 3629

LEGAL AND COMPLIANCE
Telephone: +61 7 3842 4739	Facsimile: +61 7 3236 9031

INFORMATION TECHNOLOGY
Telephone: +61 7 3842 4641	Facsimile: +61 7 3221 4122

HUMAN RESOURCES
Telephone: +61 7 3842 4761	Facsimile: +61 7 3210 2358

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Glossary

BASIS POINT: One hundredth of one percent (0.01%).

BOND: A financial instrument whereby the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

COMMONWEALTH GOVERNMENT GUARANTEE: On 25 March 2009, the Australian Government announced that it would provide a guarantee over state and territory government borrowing, to assist those governments to continue to access funding at a time of considerable financial market turbulence. The Australian Government Guarantee of State and Territory Borrowing Rules were published on 24 July 2009. The guarantee is only available to issuance denominated in Australian dollars. Use of the Guarantee is voluntary, and a fee is payable to the Australian Government.

CP (COMMERCIAL PAPER): A short term money-market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

CREDIT RATING: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

DISTRIBUTION GROUP: A group of financial intermediaries (domestic and international banks) who market and make prices in QTC’s debt instruments.

ECONOMIES OF SCALE: Economies of scale, in the case of QTC, are the advantages obtained as a consequence of being able to issue large quantities of debt in the wholesale markets compared to individual state bodies issuing debt to fund their own requirements, which is often undertaken in the retail debt market. Economies of scale achieve lower interest rates, and lower legal and employee costs to manage debt per million dollars of debt on issue.

GLOBAL FINANCIAL CRISIS: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about solvency over the first half of 2008-09, peaking in September 2008. Since March 2009, however, markets have become more optimistic even though the normalisation in financial markets functioning still appears some way off.

GOC: Government-owned Corporation.

ISSUE PRICE: The price at which a new security is issued in the primary market.

LIQUID: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

MARKET VALUE: The price at which an instrument can be purchased or sold in the current market.

MTN (MEDIUM-TERM NOTE): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

PUBLIC PRIVATE PARTNERSHIP: A public private partnership (PPP) is a risk-sharing relationship between the public and private sectors to deliver public infrastructure and related non-core services.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-NOTE (TREASURY NOTE): A short term money-market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

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AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

Level 14, 61 Mary Street Brisbane Queensland Australia

GPO Box 1096 Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122

www.qtc.com.au ISSN 1837-1264

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